                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                 PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

LOGO
PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
80 PARK PLAZA, P.O. BOX 1171, NEWARK, NEW JERSEY 07101-1171
--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 15, 1997

                                      AND

                                PROXY STATEMENT

TO THE STOCKHOLDERS OF PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated will be held at Newark Symphony Hall, 1020 Broad Street, Newark, New Jersey, on April 15, 1997, at 2:00 P.M., for the following purposes:

     1. To elect three members of Class I of the Board of Directors to hold office until the Annual Meeting of Stockholders in 2000 and until their respective successors are elected and qualified;

     2. To consider and act upon the approval of the appointment of Deloitte & Touche LLP as independent auditors for the year 1997; and

     3. To transact such other business as may properly come before said meeting or any adjournment thereof.

     Stockholders entitled to vote at the meeting are the holders of Common Stock of record at the close of business on February 24, 1997.

                                     By order of the Board of Directors,

                                          EDWARD J. BIGGINS, JR.
                                          Secretary

February 26, 1997

     YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY FORM PROMPTLY.

                               TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
INTRODUCTION..............................................................................     1

VOTING SECURITIES.........................................................................     1

BOARD OF DIRECTORS........................................................................     2
  Committees of the Board.................................................................     2

ELECTION OF DIRECTORS (Proposal 1)........................................................     4

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT............................................     8

EXECUTIVE COMPENSATION....................................................................     9
  Summary Compensation Table..............................................................     9
  Option Grants in Last Fiscal Year (1996)................................................    10
  Aggregated Option Exercises in Last Fiscal Year (1996) and
     Fiscal Year-End Option Values (12/31/96).............................................    11
  Employment Contracts and Arrangements...................................................    11
  Compensation Committee Interlocks and Insider Participation.............................    11
  Compensation of Directors and Certain Business Relationships............................    12
  Compensation Pursuant to Pension Plans..................................................    12

ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON
  EXECUTIVE COMPENSATION..................................................................    13

PERFORMANCE GRAPH.........................................................................    16

APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS (Proposal 2)..........................    16

LEGAL PROCEEDINGS.........................................................................    17

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS..............................................    17

MISCELLANEOUS.............................................................................    17

APPENDIX: FINANCIAL STATEMENTS

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS................................................................   A-1

  CONSOLIDATED STATEMENTS OF INCOME.......................................................  A-15

  CONSOLIDATED BALANCE SHEETS.............................................................  A-16

  CONSOLIDATED STATEMENTS OF CASH FLOWS...................................................  A-18

  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS............................................  A-19

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..............................................  A-20

  FINANCIAL STATEMENT RESPONSIBILITY......................................................  A-54

  INDEPENDENT AUDITORS' REPORT............................................................  A-55

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by Public Service Enterprise Group Incorporated (Enterprise) on behalf of its Board of Directors to be voted at the 1997 Annual Meeting of Stockholders of Enterprise. Enterprise is a public utility holding company that owns directly two subsidiaries: its principal subsidiary, Public Service Electric and Gas Company (PSE&G), which is an operating electric and gas utility; and Enterprise Diversified Holdings Incorporated (EDHI), which directly owns the non-utility businesses of Enterprise. The complete mailing address of the principal executive offices of Enterprise is 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171, telephone (201) 430-7000. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to security holders was March 5, 1997.

     Every vote is important. Accordingly, each stockholder is urged to date, sign and return the accompanying proxy form whether or not he or she plans to attend the meeting. When a proxy form is returned properly dated and signed, the shares represented thereby will be voted by the persons named as proxies in accordance with each stockholder's directions. Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy form. If a proxy form is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors.

     A proxy given in the form which accompanies this Proxy Statement is revocable. However, by law, the presence at the Annual Meeting of a stockholder who has given such a proxy will not revoke the proxy, unless the stockholder files a written notice of such revocation with the Secretary of Enterprise prior to the voting of the proxies at the meeting, or the stockholder votes the shares subject to the proxy by written ballot.

     Again this year, included in the Appendix to this Proxy Statement are the 1996 Financial Statements of Enterprise, along with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Independent Auditors' Report.

                               VOTING SECURITIES

     Holders of record of the 231,957,608 shares of Common Stock of Enterprise outstanding at the close of business on February 24, 1997 will have one vote per share. The holders of Common Stock entitled to cast a majority of the votes at the meeting, present in person or represented by proxy, will constitute a quorum. All votes cast by proxy or in person will be counted. Abstentions and broker non-votes will not be counted.

     The accompanying proxy includes any shares registered in the name listed thereon in Enterprise Direct (formerly the Dividend Reinvestment and Stock Purchase Plan) and the Enterprise Employee Stock Purchase Plan.

     Participants in the PSE&G Thrift and Tax Deferred Savings Plan or PSE&G Employee Savings Plan will receive a separate direction card from each plan's trustee for shares that have been allocated to their accounts under the Enterprise Common Stock Fund and their ESOP Accounts. The trustee will vote the shares of Enterprise Common Stock beneficially owned by the participant under the respective plan in accordance with such participant's instructions.

     Stockholders are entitled to cumulative voting in the election of directors. This means that stockholders may cast with respect to the class to be elected a number of votes equal to the number of votes to which their shares are entitled, multiplied by the number of directors to be elected in that class. The votes may be cast for the election of one nominee or may be distributed among as many nominees in that class as desired.

                               BOARD OF DIRECTORS

     Management of Enterprise is under the general direction of the Board of Directors. The Board is divided into three classes of as nearly equal numbers of directors as possible. As a result of this classification of directors, one class of directors is elected each year for a three-year term. Directors whose terms expire are eligible for renomination and will be considered by the Nominating Committee in accordance with its customary standards, subject to the retirement policy for directors mentioned below.

     The present terms of the four directors included in Class I of the Board of Directors, Lawrence R. Codey, Ernest H. Drew, Forrest J. Remick and James C. Pitney, expire at the 1997 Annual Meeting. Messrs. Codey, Drew and Remick have each been nominated to serve as a director in Class I for a new three-year term, which will expire at the 2000 Annual Meeting.

     James C. Pitney will retire as a Director at the expiration of his term at this year's Annual Meeting. The Board thanks Mr. Pitney for his many years of dedicated service.

     Therefore, at this year's meeting directors will be elected to fill three positions in Class I to serve until the 2000 Annual Meeting and until their respective successors are elected and qualified. All the nominees were elected to their present terms by the stockholders. The present term of Class II of the Board of Directors expires at the 1998 Annual Meeting, and the present term of Class III expires at the 1999 Annual Meeting. Directors in Class II and Class III will not be elected at the 1997 Annual Meeting.

     The By-Laws of Enterprise currently provide that the Board of Directors shall consist of not less than 3 nor more than 16 directors as shall be fixed from time to time by the Board. The number of directors is now fixed at 11, but will be reduced to 10 effective upon the retirement of Mr. Pitney.

     The Board of Directors of Enterprise holds regular monthly meetings, except in August, and meets on other occasions when circumstances require. The Board met 12 times in 1996, and, on average, the meetings lasted approximately two hours. Directors spend additional time preparing for Board and committee meetings they attend and they are called upon for counsel between meetings. In addition, each director serves on the Board of Directors of either PSE&G or EDHI, except for Mr. Ferland, who serves on the Boards of both. The PSE&G Board met 15 times and the EDHI Board met 11 times in 1996. Committee membership and membership on the PSE&G and EDHI Boards are shown in the biographies under "Election of Directors".

     Under the retirement policy for directors, directors who have never been employees of the Enterprise group of companies and directors who are former chief executive officers of Enterprise may not serve as directors beyond the Annual Meeting of Stockholders following their seventieth birthday. Directors who are former employees, other than chief executive officers, may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the Enterprise group of companies.

COMMITTEES OF THE BOARD

     The committees of the Enterprise Board and their principal functions are as follows:

  Audit Committee

     Makes recommendations to the Board of Directors regarding the selection of independent auditors. Reviews independence of independent auditors, services provided by them, their fees and peer review reports of their performance. Reviews annual audit reports of and any reports of material weaknesses prepared by both independent and internal auditors. Reviews planned scope of future audits. Ascertains implementation of auditors' recommendations. Reviews internal auditing procedures and internal accounting controls. Reviews adequacy and implementation of policies and practices relating to accounting, financial reporting, internal auditing, operating controls, business conduct compliance program and business ethics. Meets periodically with management as well as with representa-tives of the independent and internal auditors. Reviews results of environmental compliance program and meets with environmental auditors. The Committee held four meetings in 1996.

  Executive Committee

     Except as otherwise provided by law, has and may exercise all the authority of the Board of Directors when the Board is not in session. This Committee meets only on call and did not meet during 1996.

  Finance Committee

     Considers financial policies, or changes therein, before presentation to the Board of Directors. Periodically reviews financial planning. Makes recommendations to the Board of Directors regarding the issuance and sale of securities. Oversees funding of the pension plans of PSE&G. The Committee held seven meetings in 1996.

  Nominating Committee

     Makes recommendations to the Board of Directors with respect to nominations for the Board. Studies and makes recommendations concerning the size and composition of the Board of Directors, including policies relating to the retirement of directors. The Committee met one time in 1996.

     The Nominating Committee will consider stockholders' recommendations for nominees for election to the Board of Directors. Such recommendations must be submitted in writing to Edward J. Biggins, Jr., Secretary, T4B, Public Service Enterprise Group Incorporated, 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171. Nominations must be accompanied by the written consent of any such person to serve if nominated and elected and by biographical material to permit evaluation of the individual recommended. In addition, the By-Laws of Enterprise require that shareholder nominations must be submitted at least 90 days in advance of an Annual Meeting.

     The Nominating Committee seeks candidates with an attained position of leadership in their field of endeavor, breadth of experience and sound business judgment. It is the policy of the Board of Directors that a person who is not an employee of Enterprise shall not be recommended initially to the stockholders for election as a director unless it appears that, consistent with the retirement policy for directors referred to above, such person would be available to serve as a director for at least five years.

  Nuclear Committee

     Provides an independent basis for evaluating the safety and effectiveness of the nuclear operations of PSE&G. Specific attention is provided to evaluation of overall management attention to nuclear safety, regulatory issues and other evaluations of nuclear operations, and to improvement in operations. The Committee held ten meetings in 1996.

  Organization and Compensation Committee

     Studies and makes recommendations to the Board of Directors concerning organization in general and compensation for certain executives. Administers the compensation program for executive officers. Makes comparative studies and reports to the Board of Directors with respect to compensation for directors who are not officers. Reviews and makes recommendations to the Board of Directors with respect to certain benefit plans for directors and officers. Administers certain benefit plans for directors and officers. The Committee held four meetings in 1996.

PROPOSAL 1

                             ELECTION OF DIRECTORS

     At the 1997 Annual Meeting of Stockholders, three members of Class I of the Board of Directors are to be elected to hold office until the Annual Meeting of Stockholders in 2000 and until their respective successors are elected and qualified.

     The nominees listed below were selected by the Board of Directors of Enterprise upon the recommendation of the Nominating Committee. Proxies in the accompanying form will be voted for these nominees, unless authority to vote for one or more of them shall have been withheld by so marking the enclosed proxy.

     If at the time of the meeting any of the nominees listed below should be unable to serve, which is not anticipated, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees, unless the number of directors constituting a full board is reduced.

     There is shown as to each nominee, and as to each director whose term of office will continue after the 1997 Annual Meeting, the period of service as a director of Enterprise (and PSE&G prior to the formation of Enterprise), age as of the date of the Annual Meeting, present committee memberships, business experience during the last five years and other present directorships. Beneficial ownership of Enterprise Common Stock is shown under Security Ownership of Directors and Management. During 1996, each nominee and each director attended more than 75% of the aggregate number of Board meetings and committee meetings on which he or she served.

                       NOMINEES FOR ELECTION AS DIRECTOR

                 CLASS I -- NOMINEES FOR TERMS EXPIRING IN 2000

                       LAWRENCE R. CODEY has been a director since 1991. Age 52. Member of
Lawrence R. Codey      Executive Committee and Finance Committee. Has been President and Chief
                       Operating Officer of PSE&G since September 1991. Director of Enterprise's
Lawrence R. Codey      subsidiary, PSE&G. Director of Sealed Air Corporation, The Trust Company of
                       New Jersey, United Water Resources Inc. and Blue Cross & Blue Shield of New
                       Jersey.
                       ERNEST H. DREW has been a director since 1993. Age 60. Member of Executive
 Ernest H. Drew        Committee, Audit Committee and Finance Committee. Director of Enterprise's
                       subsidiary, EDHI. Has been a Member, Board of Management, Hoechst AG,
 Ernest H. Drew        Frankfurt, Germany (manufactures pharmaceuticals, chemicals, fibers, film, specialties and advanced materials) since January 1995. Was Chairman of the
                       Board and Chief Executive Officer of Hoechst Celanese Corporation,
                       Somerville, New Jersey from May 1994 until January 1995, and President and
                       Chief Executive Officer from January 1988 until May 1994. Director of
                       Thomas & Betts Corporation.
                       FORREST J. REMICK has been a director since 1995. Age 66. Chairman of
Forrest J. Remick      Nuclear Committee and member of Audit Committee and Nominating Committee.
                       Director of Enterprise's subsidiary, PSE&G. Has been an engineering
Forrest J. Remick      consultant since July 1994. Was Commissioner, United States Nuclear
                       Regulatory Commission, from December 1989 to June 1994. Was Associate Vice
                       President-Research and Professor of Nuclear Engineering at Pennsylvania
                       State University, from 1985 to 1989.

         DIRECTORS WHOSE TERMS CONTINUE BEYOND THE 1997 ANNUAL MEETING

                 AND WHO ARE NOT SUBJECT TO ELECTION THIS YEAR

                CLASS II -- DIRECTORS WHOSE TERMS EXPIRE IN 1998

E. JAMES FERLAND has been a director since 1986, and Chairman of the Board,
  President and Chief Executive Officer of Enterprise since July 1986,           E. James Ferland
Chairman of the Board and Chief Executive Officer of PSE&G since September
1991, and Chairman of the Board and Chief Executive Officer of EDHI since        E. James Ferland
June 1989. Age 55. Chairman of Executive Committee. Director of
Enterprise's subsidiaries, PSE&G and EDHI, and EDHI's principal subsidiaries. Director of Foster Wheeler Corporation and The Hartford Steam
Boiler Inspection and Insurance Company.
IRWIN LERNER has been a director since 1981. Age 66. Chairman of
  Organization and Compensation Committee and member of Audit Committee,           Irwin Lerner
Finance Committee and Nuclear Committee. Director of Enterprise's
subsidiary, PSE&G. Was Chairman, Board of Directors from January 1993 to           Irwin Lerner
September 1993 and President and Chief Executive Officer from 1980 to
December 1992 of Hoffmann-La Roche Inc., Nutley, New Jersey (prescription pharmaceuticals, vitamins and fine chemicals, and diagnostic products and services). Director of Humana Inc., Sequana Therapeutics, Inc. and Medarex
Inc.
MARILYN M. PFALTZ has been a director since 1980. Age 64. Chair of Audit
  Committee and member of Nominating Committee and Organization and              Marilyn M. Pfaltz
Compensation Committee. Director of Enterprise's subsidiary, EDHI. Has been
a partner of P and R Associates, Summit, New Jersey (communication               Marilyn M. Pfaltz
specialists), since 1968. Director of AAA National Association.
RICHARD J. SWIFT has been a director since 1994. Age 52. Member of Finance
Committee, Nominating Committee and Nuclear Committee. Director of               Richard J. Swift
  Enterprise's subsidiary, EDHI. Has been Chairman of the Board, President
and Chief Executive Officer of Foster Wheeler Corporation, Clinton, New          Richard J. Swift
Jersey (provides design, engineering, construction, manufacturing, management, plant operations and environmental services) since May 1994.
Was President and Chief Operating Officer of Foster Wheeler Corporation
from December 1992 to May 1994, Executive Vice President from April 1992 to
December 1992 and Chief Executive Officer and Group Executive of Power
Systems Group of Foster Wheeler Corporation from September 1989 to April
1992. Director of Foster Wheeler Corporation and Ingersoll-Rand Company.

         DIRECTORS WHOSE TERMS CONTINUE BEYOND THE 1997 ANNUAL MEETING

                 AND WHO ARE NOT SUBJECT TO ELECTION THIS YEAR

                CLASS III -- NOMINEES FOR TERMS EXPIRING IN 1999

                       T. J. DERMOT DUNPHY has been a director since 1980. Age 65. Chairman of
  T. J. Dermot         Finance Committee and member of Audit Committee and Organization and
     Dunphy            Compensation Committee. Director of Enterprise's subsidiary, EDHI. Has been
                       Chairman of the Board and Chief Executive Officer of Sealed Air
T. J. Dermot Dunphy    Corporation, Saddle Brook, New Jersey (manufactures protective packaging products and systems), since November 1996 and was President and Chief
                       Executive Officer from 1971 to November 1996. Director of Sealed Air
                       Corporation, Summit Bancorp and Summit Bank.
                       RAYMOND V. GILMARTIN has been a director since 1993. Age 56. Chairman of
 Raymond v. Gil-       Nominating Committee and member of Finance Committee and Organization and
     martin            Compensation Committee. Director of Enterprise's subsidiary, PSE&G. Has been Chairman of the Board, President and Chief Executive Officer of Merck
Raymond V. Gilmartin   & Co., Inc., Whitehouse, New Jersey (discovers, develops, produces and markets human and animal health products) since November 1994. Was
                       President and Chief Executive Officer of Merck & Co., Inc. from June 1994 to November 1994. Was Chairman of the Board, President and Chief Executive
                       Officer of Becton Dickinson and Company from November 1992 to June 1994 and
                       President and Chief Executive Officer of Becton Dickinson and Company from
                       February 1989 to November 1992. Director of Merck & Co., Inc. and Providian
                       Corporation.
                       JOSH S. WESTON has been a director since 1984. Age 68. Member of Executive
 Josh S. Weston        Committee, Nuclear Committee and Organization and Compensation Committee.
                       Director of Enterprise's subsidiary, EDHI. Has been Chairman of the Board
 Josh S. Weston        of Automatic Data Processing Inc., Roseland, New Jersey since April 1986 and was Chief Executive Officer from January 1983 to August 1996. Director of Automatic Data Processing Inc., Olsten Corporation, Shared Medical
                       Systems Corporation and Vanstar Corporation.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth, as of February 24, 1997, beneficial ownership of Enterprise Common Stock, including options, by the directors and executive officers named in the table appearing under Executive Compensation. None of these amounts exceeds 1% of the Common Stock outstanding.

                                                                       AMOUNT AND NATURE
                                      NAME                          OF BENEFICIAL OWNERSHIP
            -------------------------------------------------------------------------------
            Lawrence R. Codey.......................................          25,811(1)
            Robert J. Dougherty, Jr.................................          17,618(2)
            Ernest H. Drew..........................................           3,130
            T. J. Dermot Dunphy.....................................          44,132
            Leon R. Eliason.........................................          11,600(3)
            E. James Ferland........................................          72,206(4)
            Raymond V. Gilmartin....................................           3,130
            Irwin Lerner............................................           9,168
            Marilyn M. Pfaltz.......................................           6,557
            James C. Pitney.........................................           9,888
            Forrest J. Remick.......................................           1,457
            Richard J. Swift........................................           2,254
            Paul H. Way.............................................          21,867(5)
            Josh S. Weston..........................................           8,384
            All directors and executive
              officers as a group (20)..............................         282,118(6)
                                                                         ----------

--------------------------------------------------------------------------------

     (1) Includes options to purchase 13,200 additional shares, 3,200 of which are currently exercisable.

     (2) Includes the equivalent of 739 shares held under PSE&G Thrift and Tax-Deferred Savings Plan. Includes options to purchase 10,500 additional shares, 1,800 of which are currently exercisable.

     (3) Includes options to purchase 9,800 additional shares, 1,800 of which are currently exercisable.

     (4) Includes the equivalent of 10,159 shares held under PSE&G Thrift and Tax-Deferred Savings Plan. Includes options to purchase 20,300 additional shares, none of which are currently exercisable.

     (5) Includes the equivalent of 1,382 shares held under PSE&G Thrift and Tax-Deferred Savings Plan. Includes options to purchase 10,500 additional shares, 5,400 of which are currently exercisable.

     (6) Includes the equivalent of 14,579 shares held under PSE&G Thrift and Tax-Deferred Savings Plan. Includes options to purchase 90,700 additional shares, 16,500 of which are currently exercisable.

                             EXECUTIVE COMPENSATION

     The following table sets forth compensation paid or awarded to the Chief Executive Officer (CEO) and the four most highly compensated executive officers of Enterprise as of December 31, 1996 for all services rendered to Enterprise and its subsidiaries and affiliates during each year indicated.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                           COMPENSATION
                                                                        -------------------
                                          ANNUAL COMPENSATION                       PAYOUTS
                                         ----------------------         AWARDS      -------
                                                   BONUS/ANNUAL         -------      LTIP        ALL OTHER
                                         SALARY     INCENTIVE           OPTIONS     PAYOUTS     COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR      ($)     AWARD($)(1)          (#)(2)      ($)(3)         ($)(4)
-------------------------------  ----    -------   ------------         -------     -------     ------------
E. James Ferland...............  1996    712,261          (5)            6,500      168,084        10,994
Chairman of the Board,
  President                      1995    682,377      225,411            5,800      246,288         8,681
and CEO of Enterprise            1994    652,492      251,383            5,400      127,140         5,628
Lawrence R. Codey..............  1996    435,327          (5)            3,000       81,144         5,934
President and Chief              1995    418,392      141,931            2,800      118,746         5,756
Operating Officer of PSE&G       1994    398,468      129,276            2,500       48,900         5,351
Robert J. Dougherty, Jr........  1996    379,586          (5)            2,600       57,960         4,444
President - Enterprise Ventures  1995..  322,759      111,259            2,500       70,368         4,269
and Services (8)                 1994    273,946       72,027            1,800       26,895         4,227
Paul H. Way....................  1996    342,406          (5)            2,600       52,164         5,204
President and Chief Operating    1995    328,829      106,355            2,500       70,368         4,478
Officer of EDHI(9)               1994    308,813      110,285            2,300       39,120         4,359
Leon R. Eliason................  1996    336,706      100,000(5)(6)      2,500       34,776         6,239
President - Nuclear Business     1995    323,755      229,168(7)         5,500       26,388         3,242
Unit and Chief Nuclear           1994     74,713            0              600            0             0
Officer of PSE&G(10)

---------------
(1) Amount awarded in given year was earned under Management Incentive Compensation Plan (MICP) and determined in following year with respect to the given year based on individual performance and financial and operating performance of Enterprise and PSE&G, including comparison to other companies. For plan years prior to 1996, the award is accounted for as market-priced phantom stock with dividend reinvestment at 95% of market price, with payment made over three years beginning in second year following grant. Beginning in 1997 with respect to the 1996 and future plan years, awards will be payable in one lump sum and not deferred.
(2) Granted under Long-Term Incentive Plan (LTIP) in tandem with equal number of performance units and dividend equivalents which may provide cash payments, dependent upon future financial performance of Enterprise in comparison to other companies and dividend payments by Enterprise, to assist recipients in exercising options granted. The grant is made at the beginning of a three-year performance period and cash payment of the value of such performance units and dividend equivalents is made following such period in proportion to the options, if any, exercised at such time.
(3) Amount paid in proportion to options exercised, if any, based on value of previously granted performance units and dividend equivalents, each as measured during three-year period ending the year prior to the year in which payment is made.
(4) Includes employer contribution to Thrift and Tax-Deferred Savings Plan and value of 5% discount on phantom stock dividend reinvestment under MICP:

                                     FERLAND           CODEY          DOUGHERTY          WAY           ELIASON
                                  --------------   --------------   -------------   -------------   -------------
                                  THRIFT   MICP    THRIFT   MICP    THRIFT   MICP   THRIFT   MICP   THRIFT   MICP
                                  ------   -----   ------   -----   ------   ----   ------   ----   ------   ----
                                   ($)      ($)     ($)      ($)     ($)     ($)     ($)     ($)     ($)     ($)
          1996..................   4,150   2,861    4,502   1,432    3,750   694     4,372   832     2,678   212
          1995..................   3,752   2,383    4,502   1,254    3,754   515     3,750   728     1,795     0
          1994..................   3,751   1,877    4,197   1,154    3,752   475     3,753   606         0     0

     In addition, 1996 and 1995 amounts include for Mr. Ferland $3,983 and $2,546 and for Mr. Eliason $3,349 and $1,447, respectively, representing interest on compensation deferred under PSE&G's Deferred Compensation Plan in excess of 120% of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code. Under PSE&G's Deferred Compensation Plan, interest is paid at prime rate plus 1/2%, adjusted quarterly.
 (5) The 1996 MICP award amount has not yet been determined. The target award is 40% of salary for Mr. Ferland and 30% for Messrs. Codey, Dougherty, Way and Eliason. The target award is adjusted as described in the Organization and Compensation Committee Report on Executive Compensation.
 (6) Amount paid pursuant to Mr. Eliason's employment agreement.
 (7) Includes $165,000 paid pursuant to Mr. Eliason's employment agreement.
 (8) Mr. Dougherty became President and Chief Operating Officer of EDHI on January 1, 1997.
 (9) Mr. Way resigned as President and Chief Operating Officer of EDHI effective December 31, 1996 and will retire effective July 17, 1997 upon attainment of age 60. Prior to retirement, Mr. Way is available for consulting in conjunction with the non-utility business of Enterprise.
(10) Mr. Eliason commenced employment September 26, 1994.

                    OPTION GRANTS IN LAST FISCAL YEAR (1996)

                                              INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE
                              --------------------------------------------------  VALUE AT ASSUMED ANNUAL
                               NUMBER OF    % OF TOTAL                             RATES OF STOCK PRICE
                              SECURITIES     OPTIONS                              APPRECIATION FOR OPTION
                              UNDERLYING    GRANTED TO   EXERCISE OR                      TERM(2)
                                OPTIONS    EMPLOYEES IN  BASE PRICE   EXPIRATION  -----------------------
            NAME              GRANTED(1)   FISCAL YEAR     ($/SH)        DATE     0%($)   5%($)   10%($)
----------------------------- -----------  ------------  -----------  ----------  -----  -------  -------
E. James Ferland.............    6,500         22.6        30.875       1/03/06     0    126,211  319,844
Lawrence R. Codey............    3,000         10.5        30.875       1/03/06     0     58,251  147,620
Robert J. Dougherty, Jr......    2,600          9.1        30.875       1/03/06     0     50,485  127,938
Paul H. Way..................    2,600          9.1        30.875       1/03/06     0     50,485  127,938
Leon R. Eliason..............    2,500          8.7        30.875       1/03/06     0     48,543  123,017

---------------

(1) Granted under LTIP in tandem with equal number of performance units and dividend equivalents which may provide cash payments, dependent on future financial performance of Enterprise in comparison to other companies and dividend payments by Enterprise, to assist recipients in exercising options, with exercisability commencing January 1, 1999. Cash payment is made, based on the value, if any, of performance units awarded and dividend equivalents accrued, if any, as measured during the three-year period ending the year prior to the year in which payment, if any, is made, only if the specified performance level is achieved, dividend equivalents have accrued and options are exercised.

(2) All options reported have a ten-year term, as noted. Amounts shown represent hypothetical future values at such term based upon hypothetical price appreciation of Enterprise Common Stock and may not necessarily be realized. Actual values which may be realized, if any, upon any exercise of such options, will be based on the market price of Enterprise Common Stock at the time of any such exercise and thus are dependent upon future performance of Enterprise Common Stock.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (1996) AND
                    FISCAL YEAR-END OPTION VALUES (12/31/96)

                                                                                    VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                            SHARES                   OPTIONS AT FY-END(#)(1)           AT FY-END($)(3)
                           ACQUIRED      VALUE     ---------------------------   ---------------------------
                          ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          NAME              (#)(1)       ($)(2)        (#)            (#)            ($)            ($)
------------------------  -----------   --------   -----------   -------------   -----------   -------------
E. James Ferland........     5,800        2,900           0          17,700              0          3,625
Lawrence R. Codey.......     2,800            0         700           8,300          2,100          1,750
Robert J. Dougherty,
  Jr....................     2,000            0           0           6,900              0          1,250
Paul H. Way.............     2,500            0       3,100           7,400          5,100          1,562
Leon R. Eliason.........     1,200            0           0           6,800              0          1,562

---------------

(1) Does not reflect any options granted and/or exercised after year-end (12/31/96). The net effect of any such grants and exercises is reflected in the table appearing under Security Ownership of Directors and Management.

(2) Represents difference between exercise price and market price of Enterprise Common Stock on date of exercise.

(3) Represents difference between market price of Enterprise Common Stock and the respective exercise prices of the options at fiscal year-end (12/31/96). Such amounts may not necessarily be realized. Actual values which may be realized, if any, upon any exercise of such options will be based on the market price of Enterprise Common Stock at the time of any such exercise and thus are dependent upon future performance of Enterprise Common Stock.

EMPLOYMENT CONTRACTS AND ARRANGEMENTS

     Employment agreements were entered into with Messrs. Ferland, Way and Eliason at the time of their employment. For Messrs. Ferland and Way, the remaining applicable provisions of these agreements provide for additional credited service for retirement benefits purposes in the amount of 22 years and 15 years, respectively. The principal remaining applicable terms of the agreement with Mr. Eliason provide for payment of severance in the amount of one year's salary, if discharged without cause during his first five years of employment, which began in September 1994, for lump sum cash payments of $65,000 in 1997 and $35,000 in 1998 to align Mr. Eliason with MICP payments for other executive officers, and additional years of credited service for retirement benefits purposes for allied work experience of 19 years after completion of three years of service, and up to 29 years after completion of ten years of service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, each of the following individuals served as a member of the Organization and Compensation Committee: Irwin Lerner, Chairman, T. J. Dermot Dunphy, Raymond V. Gilmartin, Marilyn M. Pfaltz and Josh S. Weston. In addition, James C. Pitney was a member until February 1996. During 1996, no member of the Organization and Compensation Committee was an officer or employee or a former officer or employee of the Enterprise group of companies. During 1996, Mr. Codey served as a director of Sealed Air Corporation, the Chairman of the Board and Chief Executive Officer of which, T. J. Dermot Dunphy, served as a director and member of the Organization and Compensation Committee of Enterprise during 1996. James C. Pitney, a member of the Organization and Compensation Committee until February 1996, is a partner in the law firm of Pitney, Hardin, Kipp & Szuch, which rendered legal services to the Enterprise group of companies during 1996 and is expected to do so in 1997.

COMPENSATION OF DIRECTORS AND CERTAIN BUSINESS RELATIONSHIPS

     A director who is not an officer of Enterprise or its subsidiaries and affiliates is paid an annual retainer of $22,000 and a fee of $1,200 for attendance at any Board or committee meeting, inspection trip, conference or other similar activity relating to Enterprise, PSE&G or EDHI. Fifty percent of the annual retainer is paid in Enterprise Common Stock. No additional retainer is paid for service as a director of PSE&G or EDHI.

     Enterprise also maintains a Stock Plan for Outside Directors pursuant to which directors who are not employees of Enterprise or its subsidiaries receive 300 shares of restricted stock for each year of service as a director. Such shares held by each non-employee director are included in the table above under the heading Security Ownership of Directors and Management. Prior to 1996, Enterprise had maintained a retirement plan for non-employee directors which provided an annual benefit for life equal to the annual Board retainer in effect at the time the director's service terminated if the director retired from the Board after 10 years of service. Participation of all current directors under that plan was terminated December 31, 1995. As of January 1, 1996, current non-employee directors with ten years or more of service received an award of shares of restricted stock equal to the present value of the retirement benefit under this prior retirement plan, while those with less than ten years of service received an award of 300 shares per year of service. The number of shares awarded were as follows: Dr. Drew: 900; Mr. Dunphy: 3,283; Mr. Gilmartin:
900; Mr. Lerner: 3,768; Ms. Pfaltz: 3,055; Mr. Pitney: 5,467; Dr. Remick: 300;
Mr. Swift: 300; and Mr. Weston: 4,401. No current director remains eligible to receive a benefit under the prior retirement plan.

     The restrictions on the stock granted under the Stock Plan for Outside Directors provide that the shares are subject to forfeiture if the director leaves service at any time prior to the Annual Meeting of Stockholders following his or her 70th birthday. This restriction would be deemed to have been satisfied if the director's service were terminated if Enterprise were to merge with another corporation and not be the surviving corporation or if the director were to die in office. Enterprise also has the ability to waive these restrictions for good cause shown. Restricted stock may not be sold or otherwise transferred prior to the lapse of the restrictions. Dividends on shares held subject to restrictions are paid directly to the director, and the director has the right to vote the shares.

COMPENSATION PURSUANT TO PENSION PLANS

     The table below illustrates annual retirement benefits for executive officers expressed in terms of single life annuities based on the average final compensation and service shown and retirement at age 65. A person's annual retirement benefit is based upon a percentage that is equal to years of credited service plus 30, but not more than 75%, times average final compensation at the earlier of retirement, attainment of age 65 or death. These amounts are reduced by Social Security benefits and certain retirement benefits from other employers. Pensions in the form of joint and survivor annuities are also available.

                               PENSION PLAN TABLE

  AVERAGE                       LENGTH OF SERVICE
   FINAL         -----------------------------------------------
COMPENSATION     30 YEARS     35 YEARS     40 YEARS     45 YEARS
------------     --------     --------     --------     --------
 $  300,000      $180,000     $195,000     $210,000     $225,000
    400,000       240,000      260,000      280,000      300,000
    500,000       300,000      325,000      350,000      375,000
    600,000       360,000      390,000      420,000      450,000
    700,000       420,000      455,000      490,000      525,000
    800,000       480,000      520,000      560,000      600,000
    900,000       540,000      585,000      630,000      675,000
  1,000,000       600,000      650,000      700,000      750,000

     Average final compensation, for purposes of retirement benefits of executive officers, is generally equivalent to the average of the aggregate of the salary and bonus amounts reported in the Summary Compensation Table above under "Annual Compensation" for the five years preceding retirement, not to exceed 130% of the average annual salary for such five year period. Messrs. Ferland, Codey, Dougherty and Eliason will have accrued approximately 48, 41, 48 and 42 years of credited service, respectively, as of age 65. Mr. Way's pension at age 60 will be approximately $204,000 per year.

                    ORGANIZATION AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The compensation program for executive officers of Enterprise, PSE&G and EDHI is administered by the Organization and Compensation Committee of the Enterprise Board of Directors. During 1996, the Committee consisted solely of non-employee directors. Each of those named below has served on the Committee since February 1996. In addition, James C. Pitney served until February 1996. Also in February 1996, Mr. Lerner replaced Mr. Weston as Chairman. Policies and plans developed by the Committee are approved by the full Board of Directors. Administration of the plans is the responsibility of the Committee.

     The Committee's philosophy on executive compensation is to link compensation to the value and level of performance of the executive. To achieve this linkage the Committee has developed and administers several pay delivery systems designed to focus executive efforts on improving corporate performance. These systems include base salary, an annual incentive plan and a long-term incentive plan. Also included as compensation are a deferred compensation plan, company contributions to a thrift plan and an employee stock purchase plan.

     Base salary levels are reviewed annually using compensation data compiled by outside compensation experts for similar positions and comparable companies. The utilities surveyed include some of, but are not limited to, those included in the Dow Jones Utilities Index. Most of the general industry companies surveyed are included in the S&P 500 Composite Stock Price Index. Each of these indices are shown in the Performance Graph below. For PSE&G positions, market data is reviewed for large electric and gas utilities, as well for general industry, while for EDHI positions, general industry data is taken into consideration. Individual performance of the executive with respect to corporate performance criteria is determined and taken into account when setting salaries against the competitive market data. Such corporate performance criteria include attainment of business unit plans and financial targets as well as individual measures for each executive officer related to such person's area of responsibility. In addition, factors such as leadership ability, managerial skills and other personal aptitudes and attributes are considered. Base salaries for satisfactory performance are targeted at the median of the competitive market.

     For fiscal year 1996, the base salary of E. James Ferland, Chairman of the Board, President and Chief Executive Officer, based on overall performance, was set at a rate which was approximately the median of comparable size utilities and significantly below that of general industry. Since the incentive compensation plans discussed below are based in part upon a percentage of salary, these elements of Mr. Ferland's compensation may be affected by increases in salary. In determining base salary for Mr. Ferland, individual performance in relation to corporate performance factors such as achievement of PSE&G and EDHI business plans, financial results, human resources management, nuclear operations, effectiveness of transition to competitive environment and civic leadership are utilized.

     The Management Incentive Compensation Plans are designed to motivate and reward executives of PSE&G and EDHI for both achievement of individual goals and overall company results. For each year, each individual executive officer has a target incentive award, expressed as a percentage of salary ranging from 16% to 40%, established by the Committee. Each individual target incentive award is multiplied by two components, one reflecting corporate goal results and one reflecting individual goal results. The corporate goals for 1996 and 1995 were based upon a comparison of Enterprise's return on capital compared to the median return on capital of a group of utilities which comprise the Dow Jones Utilities Index and a comparison of PSE&G's change in customer costs for electricity and gas compared to a panel of other utilities.

     The corporate goal is computed by assigning an award factor of between 0 and 1.5 based upon the comparison of return on capital adjusted by adding or subtracting a factor ranging from -0.5 to +0.5 to reflect the electric and gas cost comparison. No award is granted if Enterprise's return on capital falls below a threshold amount which is one percentage point below the median return of the comparison group. A return of one percentage point above the median results in an award factor of 1.5. After applying the corporate goal factor, the resulting amount is further multiplied by an individual factor of between 0 and 1.5, based upon the executive's accomplishment of specific objectives. The criteria utilized with respect to a significant percentage of such individual specific objectives were the attainment of certain corporate performance goals. Depending on the executive officer, for 1996 and 1995 these corporate factors were financial performance, nuclear performance, cost savings, employee relations, organizational management, regulatory and public policy strategies, new business development, customer satisfaction and total quality management.

     Annual awards are determined within 120 days of the end of the fiscal year. Awards for 1996, including Mr. Ferland's, have not yet been determined. Mr. Ferland's 1995 annual incentive award was determined in 1996 based upon fiscal year 1995 performance and reflects that (i) Enterprise's 1995 return on capital ranked above the median of the comparison group, the Dow Jones Utilities Index,
(ii) the combined annual change in customer costs in 1995 was slightly higher than that of the comparison utilities and (iii) improvements were made in certain of Enterprise's operating activities. For each of 1996 and 1995, Mr. Ferland's target award was set at 40% of salary and for 1995 his individual multiplier, reflecting accomplishments of specific objectives, was set at the average of the individual amounts of the other participants in the plans. For 1995, the corporate goal factor was 1.043 and Mr. Ferland's individual goal factor was 1.05. For each of those years, Mr. Ferland's specific objectives primarily reflected the individual goals of all of the executive officers of Enterprise, including the various corporate factors noted above. Mr. Ferland's actual award for 1995 was reduced due to nuclear operating results.

     The Long-Term Incentive Plan is used by Enterprise to motivate and reward executive officers for accomplishing corporate objectives. The plan is designed to encourage certain executives of Enterprise and its subsidiaries to increase their ownership of Enterprise Common Stock. It is also designed to more closely align the executives' interest with the long-term interests of Enterprise's shareholders.

     The plan's design includes the granting of stock options, performance units and dividend equivalents in tandem. Cash payment is made, based on the value, if any, of performance units awarded and dividend equivalents accrued, if any, as measured during the three-year period ending the year prior to the year in which payment, if any, is made, only if the specified performance level is achieved, dividend equivalents have accrued and options are exercised. Grant levels are determined by the Committee based upon several factors including the participant's ability to contribute to the overall success of Enterprise and its subsidiaries and competitive market data. The level of grants and the value of the performance units are reviewed annually by the Committee. The Committee does not consider the current level of options held by executive officers when determining option grants.

     In 1996, the total value of the tandem grant of options, performance units and dividend equivalents to executive officers as a group was targeted at the median of the competitive market, but, depending upon individual factors for particular executives, in some cases was either above or below the median. In 1996, Mr. Ferland was granted 6,500 options based on his ability to influence long-term results for the benefit of shareholders and market data for individuals at comparable salary levels. This grant to Mr. Ferland was at approximately the median of the comparative market data.

     In 1996, the performance unit value was determined by Enterprise's total return to shareholders, over a three-year performance period, as compared to the companies in the Dow Jones Utilities Index. The higher the ranking of Enterprise in the group, the greater the value of the performance unit. If Enterprise ranks in the top three out of fifteen in the group, executives receive 125% of the target award. If Enterprise ranks as the fourth company, executives receive 100% of the target award, with decreasing awards from 90% down to 30%, if Enterprise is the fifth through the eleventh company, respectively. No award is given if Enterprise's total return to shareholders falls below the eleventh company out of fifteen.

     In 1996, Enterprise's long-term performance as measured by the total return to shareholders over the 1993 through 1995 period placed it as the eighth company. Therefore, performance unit awards equal to 60% of the target award were granted.

     Section 162(m) of the Internal Revenue Code, which became effective January 1, 1994, generally denies a deduction for Federal income tax purposes for compensation in excess of $1 million for persons named in the proxy statement, except for compensation pursuant to stockholder-approved performance-based plans and for compensation that is paid pursuant to certain contracts entered into prior to February 1993. No compensation paid in 1996 for Federal income tax purposes to executive officers exceeded $1 million, so that a full deduction is available. The Committee and Enterprise have elected not to take any action at this time to modify the compensation program in light of the provisions of
Section 162(m) but will continue to evaluate executive compensation in light of
Section 162(m).

     Members of the Organization and Compensation Committee:

          Irwin Lerner, Chairman
T. J. Dermot Dunphy      Marilyn M. Pfaltz
Raymond V. Gilmartin     Josh S. Weston

                               PERFORMANCE GRAPH

     The graph below shows a comparison of the five-year cumulative total return assuming $100 invested on December 31, 1991 in Enterprise Common Stock, the S&P 500 Composite Stock Price Index and the Dow Jones Utilities Index.

         Measurement Period                                                          Dow Jones
       (Fiscal Year Covered)               Enterprise            S&P 500             Utilities
1991                                               100.00               100.00               100.00
1992                                               113.36               107.62               104.08
1993                                               125.21               118.46                114.1
1994                                               112.36               120.03               096.65
1995                                               139.86               165.13               127.56
1996                                               134.62               203.05               139.17

PROPOSAL 2

              APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP of Parsippany, New Jersey, as independent auditors to make the annual audit of the books of account and supporting records of Enterprise for 1997, subject to the approval of the stockholders entitled to vote for the election of directors, by a majority of the votes cast on the question of such approval, provided a quorum is present, at the Annual Meeting of Stockholders.

     Deloitte & Touche LLP has made the annual audit of the books of account since 1973. Representatives of Deloitte & Touche LLP will be present at the meeting, and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions.

                               LEGAL PROCEEDINGS

     As previously disclosed in Enterprise's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, in October 1995, Enterprise received a letter from a representative of a purported shareholder demanding that it commence legal action against certain of its officers and directors with regard to nuclear operations and the current shutdown of PSE&G's Salem generating station. The Board of Directors promptly commenced an investigation and advised the purported shareholder thereof. While the investigation was pending, the purported shareholder nevertheless commenced, by complaint filed in December 1995, a shareholder derivative action on behalf of Enterprise shareholders against the incumbent directors, except Dr. Remick. Similar derivative complaints were filed by two profit sharing plans and one individual in February and March 1996 against Messrs. Ferland, Codey, Eliason and others. On March 19, 1996, the Board's investigation was concluded, and the Board determined that this litigation should not have been instituted and should be terminated. On July 3, 1996, another individual purported shareholder filed a similar complaint naming the same defendants as the first derivative lawsuit. On August 21, 1996, all defendants filed motions to dismiss all four derivative actions, which motions were denied in January 1997. Also in January 1997, the defendants filed motions for leave to appeal the trial court's denial of their motions to dismiss, which are still pending. The four complaints generally seek recovery of damages for alleged losses purportedly arising out of PSE&G's operation of the Salem and Hope Creek generating stations, together with certain other relief, including removal of certain executive officers of PSE&G and Enterprise and certain changes in the composition of Enterprise's Board of Directors.

                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals intended for inclusion in next year's Proxy Statement should be sent to Edward J. Biggins, Jr., Secretary, T4B, Public Service Enterprise Group Incorporated, 80 Park Plaza, P. O. Box 1171, Newark, New Jersey 07101-1171, and must be received by October 29, 1997.

                                 MISCELLANEOUS

     If any matters not described in this Proxy Statement should come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote proxies given in said form in respect of any such matters in accordance with their best judgment. At the time this Proxy Statement went to press, the Board of Directors and the management of Enterprise did not know of any other matters which might be presented for stockholder action at the meeting.

     The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by Enterprise. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Enterprise and its subsidiaries, in person or by telephone, telegraph or facsimile. Enterprise has also retained Morrow & Co. to aid in the solicitation of proxies from brokers, bank nominees, other institutional holders and certain large individual holders. The anticipated cost of such services is approximately $10,000, plus reimbursement of expenses.

     A summary of the proceedings at the Annual Meeting will be mailed to stockholders. Enterprise will also provide without charge to each person solicited, on the written request of any such person, a copy of its Annual Report on Form 10-K for the year 1996, which has been filed with the Securities and Exchange Commission. Any such request should be made in writing to Francis
J. Riepl, Treasurer, T6B, Public Service Enterprise Group Incorporated, 80 Park Plaza, P. O. Box 1171, Newark, New Jersey 07101-1171. Any such copy of Enterprise's Annual Report on Form 10-K so furnished will not include any exhibits thereto, but will be accompanied by a list briefly describing all such exhibits, and Enterprise will furnish any such exhibit upon request and upon payment of the fee specified therefor.

                                     By order of the Board of Directors,

                                          EDWARD J. BIGGINS, JR.
                                          Secretary

February 26, 1997

                                    APPENDIX

                              FINANCIAL STATEMENTS

                                                                                            PAGE
                                                                                            -----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....  A-1
CONSOLIDATED STATEMENTS OF INCOME.........................................................  A-15
CONSOLIDATED BALANCE SHEETS...............................................................  A-16
CONSOLIDATED STATEMENTS OF CASH FLOWS.....................................................  A-18
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS..............................................  A-19
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................................  A-20
FINANCIAL STATEMENT RESPONSIBILITY........................................................  A-54
INDEPENDENT AUDITORS' REPORT..............................................................  A-55

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

ENTERPRISE

     This discussion refers to the Consolidated Financial Statements and related Notes (Notes) of Public Service Enterprise Group Incorporated (Enterprise) and should be read in conjunction with such statements and notes.

CORPORATE STRUCTURE

     Enterprise has two direct wholly owned subsidiaries, Public Service Electric and Gas Company (PSE&G) and Enterprise Diversified Holdings Incorporated (EDHI). Enterprise's principal subsidiary, PSE&G, is an operating public utility providing electric and gas service in certain areas in the State of New Jersey.

     EDHI is the parent of Enterprise's non-utility businesses: Community Energy Alternatives Incorporated (CEA), an investor in, and developer and operator of, cogeneration and independent power production (IPP) facilities and exempt wholesale generators (EWGs); Public Service Resources Corporation (PSRC), which has made primarily passive investments; Energis Resources Incorporated (ERI), formed in 1996 and consolidating two existing energy services subsidiaries of PSRC, which provides total energy services to industrial and commercial customers both within and outside of PSE&G's traditional service territory (see Competitive Environment) and Enterprise Group Development Corporation (EGDC), a nonresidential real estate development and investment business. EDHI also has two finance subsidiaries: PSEG Capital Corporation (Capital), which provides privately placed debt financing to EDHI subsidiaries other than ERI on the basis of a minimum net worth maintenance agreement with Enterprise and Enterprise Capital Funding Corporation (Funding), which provides privately placed debt financing to EDHI subsidiaries other than EDGC and ERI guaranteed by EDHI, but without direct support from Enterprise. EDHI has been conducting a controlled exit from the real estate business since 1993. In July 1996, EDHI sold Energy Development Corporation (EDC), an oil and gas subsidiary.

     As of December 31, 1996 and 1995, PSE&G comprised 88% of Enterprise assets. For each of the years 1996, 1995 and 1994, PSE&G revenues were approximately 97% of Enterprise's revenues and PSE&G's earnings available to Enterprise for such years were 87%, 88% and 91%, respectively, of Enterprise's net income.

OVERVIEW OF 1996

     In January 1997, the New Jersey Board of Public Utilities (BPU) unveiled its draft Phase II report of the New Jersey Energy Master Plan (draft Phase II report) for deregulation of the electric utility industry. The draft Phase II report requires PSE&G and other New Jersey electric utilities to develop rate and service plans to give customers a choice of suppliers. Beginning in October 1998, five percent of retail electric customer load of all classes will be given the ability to directly choose their electric power suppliers. All customers would be phased-in by April 2001 (see Competitive Environment).

     Operation of the Salem Nuclear Generating Station (Salem) Units continued to present challenges to PSE&G. Both Salem Units 1 and 2 were shut down in mid-1995 to address equipment and human performance issues and remained out of service throughout 1996. Salem Unit 2 is expected to return to service in the second quarter of 1997 and Salem Unit 1 in the Fall of 1997 (see Nuclear Operations). The 1996 operating results reflect a one-time reduction of net income of $59 million or 25 cents per share stemming from the BPU's December 31, 1996 Order (December 31st Order) resolving outstanding Salem and other regulatory issues (see Note 3 -- Rate Matters of Notes). Despite these Salem issues, Enterprise was able to achieve the following results:

     - Formed ERI as a subsidiary of EDHI to better position Enterprise to benefit from opportunities arising from deregulation

     - Experienced a sharp increase in PSRC's income

     - Reduced staff levels by 4.5% primarily through attrition

     - Sold EDC, a non-regulated oil and gas exploration and development business for a $13 million gain

     - Initiated a common stock repurchase program of 5% of Enterprise's outstanding Common Stock with a portion of the EDC sale proceeds

     - Implemented cost containment initiatives to reduce annual operating and maintenance expenses

     - Initiated a refurbishment of five of PSE&G's older, less efficient fossil generating plants which were scheduled to be closed but will instead be used to serve the competitive capacity marketplace

RESULTS OF OPERATIONS

     Earnings per share of Enterprise Common Stock were $2.52 in 1996, $2.71 in 1995 and $2.78 in 1994.

     In 1996, Enterprise earnings decreased 19 cents per share or 7% compared to 1995 primarily due to the refunds required by the BPU's December 31st Order (see
Note 3 -- Rate Matters of Notes). Under this Order, PSE&G has provided electric customers with bill credits totaling $84 million and will forego recovery of another $12 million in energy costs that have been deferred. The December 31st Order resulted in a 1996 earnings loss of $59 million, or 25 cents per share. Other factors that decreased earnings were: increased operation and maintenance expenses related to the outages at Salem and the Hope Creek Nuclear Generating Station (Hope Creek) and increased depreciation expense due to more plant in service. The earnings per share decrease was partially offset by higher gas sales in early 1996 due to favorable weather conditions, the gain on the repurchase of certain of PSE&G's outstanding cumulative preferred stock at a discount to par, increased investment income from PSRC and a one-time gain on the sale of EDC (see Note 2 -- Discontinued Operations of Notes).

     In 1995, Enterprise earnings decreased 7 cents per share or 3% compared to 1994 primarily due to increased operating expenses and lower gas sales from PSE&G. These decreases in earnings were partially offset by improved electric sales, EDC revenues resulting from the settlement of litigation related to a take or pay sales contract and from gains realized on sales of properties by EDC.

PSE&G -- REVENUES

  ELECTRIC

                                                                             INCREASE OR
                                                                              (DECREASE)
                                                                            --------------
                                                                            1996      1995
                                                                             VS.      VS.
                                                                            1995      1994
                                                                            -----     ----
                                                                             (MILLIONS OF
                                                                               DOLLARS)
        Kilowatt-hour sales...............................................  $ (26)    $ 38
        Salem Refund......................................................    (84)      --
        Recovery of energy costs..........................................     30      189
        New Jersey Gross Receipts and Franchise Tax (NJGRT)...............     (7)      12
        Other operating revenues..........................................     11       42
                                                                            -----     -----
                  Total Electric Revenues.................................  $ (76)    $281
                                                                            =====     =====

     Revenues decreased $76 million, or 1.9% in 1996 and 1995 revenues increased $281 million, or 7.5%. In 1996, electric revenues decreased primarily due to the refunds required by the December 31st Order, lower industrial firm revenues due to a new cogeneration operation installed at a customer's facility, outages at some larger industrial customers and cooler summer weather. These decreases were partially offset by increased residential and commercial sales due to economic growth. In 1995, electric revenues increased due to higher residential and commercial sales resulting from a recovering New Jersey economy, hot summer weather and a modest increase in customer base. Other electric revenues increased due to higher miscellaneous revenues from increased capacity sales to unaffiliated utilities and to wholesale customers.

  GAS

                                                                             INCREASE OR
                                                                             (DECREASE)
                                                                            -------------
                                                                            1996     1995
                                                                            VS.      VS.
                                                                            1995     1994
                                                                            ----     ----
                                                                            (MILLIONS OF
                                                                              DOLLARS)
        Therm sales.......................................................  $ 36     $(35)
        Recovery of fuel costs............................................   164      (78)
        NJGRT.............................................................    (8)      19
        Other operating revenues..........................................     3        2
                                                                            ----     ----
                  Total Gas Revenues......................................  $195     $(92)
                                                                            ====     ====

     Revenues increased $195 million, or 11.5% in 1996 and 1995 revenues decreased $92 million, or 5.2%. In 1996, gas revenues increased primarily due to a higher recovery of fuel costs and favorable weather conditions in early 1996. In 1995, gas revenues decreased due to mild winter weather and lower recovery of fuel costs. These decreases were partially offset by increased revenues resulting from off-system sales and higher gas service contract revenues.

PSE&G -- EXPENSES

  FUEL EXPENSES

     Variances in fuel expenses do not directly affect earnings because of the adjustment clause mechanism. In accordance with the December 31st Order, PSE&G will forego recovery of $12 million in deferred energy costs, $5 million of which was recorded in 1995 (see Note 1 -- Organization and Summary of Significant Accounting Policies and Note 3 -- Rate Matters of Notes).

  OTHER OPERATION AND MAINTENANCE EXPENSES

     Other operation and maintenance expenses increased $38 million or 3% in 1996 and decreased $6 million or .5% in 1995. The 1996 increase was due to higher costs related to outage expenses for Salem Units 1 and 2 and higher refueling outage costs at Hope Creek. These expenses were partially offset by decreased maintenance expenses at PSE&G's fossil generating stations and decreased transmission and distribution expenses. The 1995 decrease was due to decreased expenses in PSE&G's steam production area and at electric and gas distribution facilities. These savings were partially offset by outage expenses at Salem Units 1 and 2.

  DEPRECIATION AND AMORTIZATION EXPENSES

     Depreciation and amortization expenses increased $13 million or 2% in 1996 and $40 million or 7% in 1995. The 1996 increase was due to the completion of the repowering of the Bergen Generating Station in September 1995. The 1995 increase was due to increases in plant in service.

  FEDERAL INCOME TAXES

     Federal income taxes decreased $56 million or 17% in 1996 and increased $27 million or 9% in 1995. The 1996 taxes were lower due to a decrease in pre-tax operating income while the 1995 taxes were higher due to the receipt of a nontaxable insurance benefit in 1994 and higher 1995 pre-tax operating income.

  ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION

     Allowance for Funds Used During Construction (AFDC) decreased $19 million or 54% in 1996 and $2 million or 5% in 1995 primarily due to a lower AFDC rate in 1996 and the completion of the repowering of the Bergen Generating Station in September 1995.

  NET GAIN (LOSS) ON PREFERRED STOCK REDEMPTIONS

     The $18.2 million net gain on the repurchase of certain of PSE&G's outstanding Cumulative Preferred Stock at discounts to par resulted from PSE&G's June 1996 tender offer (see External Financings -- PSE&G).

EDHI -- NET INCOME

                                                                     INCREASE OR (DECREASE)
                                                           -------------------------------------------
                                                             1996 VS. 1995            1995 VS. 1994
                                                           ------------------       ------------------
                                                                         PER                      PER
                                                           AMOUNT       SHARE       AMOUNT       SHARE
                                                           ------       -----       ------       -----
                                                             (MILLIONS OF DOLLARS, EXCEPT PER SHARE
                                                                              DATA)
PSRC.....................................................   $ 22        $ .09        $  1        $  --
CEA......................................................     (2)        (.01)         (4)        (.02)
ERI......................................................     (6)        (.02)         (1)          --
EGDC.....................................................     (1)          --           1           --
                                                             ---         ----         ---         ----
Continuing Operations....................................     13          .06          (3)        (.02)
Discontinued Operations -- EDC
  Income from Operations.................................    (24)        (.11)         23          .10
  Gain on Sale...........................................     13          .06          --           --
                                                             ---         ----         ---         ----
          Total..........................................   $  2        $ .01        $ 20        $ .08
                                                             ===         ====         ===         ====

  CONTINUING OPERATIONS

     EDHI's income from continuing operations was $57 million in 1996, a $13 million increase over 1995 and $44 million in 1995, a $3 million decrease from 1994. The 1996 increase was due to PSRC's increased income from partnership investments. ERI's income decreased due to increased administrative and general expenditures (startup costs) and lower margins related to retail gas marketing. The 1995 decrease was due primarily to CEA's higher interest and development expenses.

  DISCONTINUED OPERATIONS

     Income related to EDC operations was $11 million in 1996, a $24 million decrease from 1995 and $35 million in 1995, a $23 million increase over 1994. The 1996 decrease was due to the inclusion of only seven months of earnings for 1996 and a $23 million after-tax gain realized in 1995 related to the settlement of a take-or-pay sales contract. The 1995 increase was due mainly to the aforementioned gain related to the settlement of a take-or-pay sales contract.

LIQUIDITY AND CAPITAL RESOURCES

  ENTERPRISE

     Cash generated from operations will provide the major source of funds for the growth of the business. Cash and cash equivalents totaled $279 million at the end of 1996 compared with $62 million at the end of 1995.

     During 1996, Enterprise repurchased 11.2 million shares of its Common Stock at an aggregate cost of $307 million. The Common Stock repurchase program concluded on January 17, 1997. A total of 12.7 million shares were repurchased under the program at a cost of $350 million.

     In 1996, cash provided by operating activities totaled $1.434 billion, down from $1.535 billion in 1995. Major contributors were net income of $612 million and noncash provisions of $607 million for depreciation and amortization. Cash used in investing activities totaled $9 million, down from $935 million in 1995; primarily as a result of the sale of EDC. Net proceeds from the EDC sale were $704 million. Cash used in financing activities was $1.208 billion in 1996. Dividend payments on Common Stock were $2.16 per share and totaled $523 million, a payout of 86% of net income. Long-term debt decreased in 1996 by $610 million to $4.580 billion due primarily to scheduled debt maturities. Common equity decreased by $225 million to $5.213 billion due primarily to the repurchase of common stock. The return on average common equity decreased to 11.3% in 1996 compared to 12.3% in 1995 due primarily to a decrease in net income.

     In 1995, cash provided by operating activities totaled $1.535 billion, up from $1.244 billion in 1994. Major contributors were net income of $662 million and noncash provisions of $597 million for depreciation and amortization. Cash used in investing activities totaled $935 million in 1995, down from $1.010 billion in 1994 primarily as a result of a decrease in additions to utility plant. Cash used in financing activities was $603 billion in 1995. Dividend payments on Common Stock were $2.16 per share and totaled $529 million, a payout of 80% of net income. Long-term debt increased in 1995 by $9 million to $5.190 billion. Common equity increased by $132 million to $5.438 billion. The return on average common equity decreased to 12.3% in 1995 compared to 13.0% in 1994 due primarily to a decrease in net income.

     As of December 31, 1996, Enterprise's capital structure consisted of 49.8% common equity, 43.7% long-term debt and 6.5% preferred stock and securities. The capital structure as of December 31, 1995 consisted of 48.1% common equity, 45.8% long-term debt and 6.1% preferred stock and securities.

  PSE&G

     PSE&G had utility plant additions of $603 million, $686 million and $887 million, for 1996, 1995 and 1994, respectively, including AFDC of $17 million, $36 million and $38 million, respectively. Construction expenditures were related to improvements in PSE&G's existing power plants, transmission and distribution system, gas system and common facilities. PSE&G also expended $34 million, $30 million and $34 million for the cost of plant removal (net of salvage) in 1996, 1995 and 1994, respectively. Construction expenditures from 1997 through 2001 are expected to aggregate $2.6 billion, including AFDC. Forecasted construction expenditures are related to improvements in PSE&G's transmission and distribution system, existing power plants (including acquisition of nuclear fuel), gas system and common facilities. (See Construction and Capital Requirements Forecast below.)

     PSE&G expects that it will be able to internally generate all of its construction and capital requirements over the next five years and reduce its debt outstanding by approximately $1 billion, assuming adequate and timely recovery of costs, as to which no assurances can be given (see Note 3 -- Rate Matters and Note 13 -- Commitments and Contingent Liabilities of Notes).

  EDHI

     During the next five years, a majority of EDHI's capital requirements are expected to be provided from additional debt financing and operational cash flows. (See Construction and Capital Requirements Forecast below.) CEA and ERI are expected to be the primary vehicles for EDHI's business growth. A significant portion of CEA's growth is expected to occur in the international arena due to the current and anticipated growth in electric capacity required in certain regions of the world. ERI is expected to expand upon the current energy related services being provided to industrial and commercial customers.

     PSRC will continue to limit new investments to those related to energy businesses, while EGDC will continue its exit from the real estate business in a prudent manner. Over the next several years, EDHI and its subsidiaries will also be required to refinance a portion of their maturing debt in order to meet their capital requirements. Any inability to extend or replace maturing debt and or existing agreements at current levels and interest rates may affect future earnings and result in an increase in EDHI's cost of capital.

     PSRC is a limited partner in various limited partnerships and is committed to make investments from time to time, upon the request of the respective general partners. At December 31, 1996, $30 million remained as PSRC's unfunded commitment subject to call.

     EDHI, CEA and PSRC are subject to restrictive business and financial covenants contained in existing debt agreements. EDHI is required to maintain a debt to equity ratio of no more than 2.0:1 and a twelve-months earnings before interest and taxes to interest (EBIT) coverage ratio of at least 1.50:1. As of December 31, 1996 and 1995, EDHI had consolidated debt to equity ratios of 1.05:1 and 1.15:1 respectively, and for the years ended December 31, 1996, 1995 and 1994, EBIT coverage ratios, as defined to exclude the effects of EGDC and the gain on the sale of EDC, of 2.45:1, 2.47:1 and 1.94:1, respectively. Compliance with applicable financial covenants will depend upon future financial position and levels of earnings, as to which no assurance can be given. (See
Note 7 -- Schedule of Consolidated Debt of Notes.)

  CONSTRUCTION AND CAPITAL REQUIREMENTS FORECAST

                                                        1997     1998     1999     2000    2001   TOTAL
                                                       ------   ------   ------   ------   ----   ------
                                                                     (MILLIONS OF DOLLARS)
Construction and Investment Requirements:
  PSE&G..............................................  $  589   $  547   $  506   $  505   $481   $2,628
  EDHI...............................................     173      269      312      320    291    1,365
                                                       ------   ------   ------   ------   ----   ------
  Total Construction and Investment Requirements.....     762      816      818      825    772    3,993
                                                       ------   ------   ------   ------   ----   ------
Mandatory Retirement of Securities:
  PSE&G..............................................     400      118      100      400    100    1,118
  EDHI...............................................     125      195      200       78     --      598
                                                       ------   ------   ------   ------   ----   ------
  Total Retirement of Securities.....................     525      313      300      478    100    1,716
                                                       ------   ------   ------   ------   ----   ------
          Total Capital Requirements.................  $1,287   $1,129   $1,118   $1,303   $872   $5,709
                                                       ======   ======   ======   ======   ====   ======

EXTERNAL FINANCINGS -- PSE&G

     PSE&G has BPU authority to issue approximately $4.734 billion aggregate amount of Bonds/MTNs/Preferred Securities through 1997 for refunding purposes. Under its Mortgage, PSE&G may issue new First and Refunding Mortgage Bonds (Bonds) against previous additions and improvements and/or retired Bonds provided that its ratio of earnings to fixed charges is at least 2:1. As of December 31, 1996, the Mortgage would permit up to $3.047 billion aggregate principal amount of new Bonds to be issued against previous additions and improvements. At December 31, 1996, the coverage ratio under PSE&G's Mortgage was 3.30:1.

     In January 1996, PSE&G issued $350 million of its Bonds. The net proceeds from the sale were deposited in an escrow account and used to refund PSE&G's 8.75% Series EE Bonds due 2021 and 8.75% Series HH Bonds due 2022 at their respective first optional redemption dates.

     In June 1996, PSE&G Capital Trust I (Trust I), a special purpose statutory business trust controlled by PSE&G, issued $208 million of 8.625% Quarterly Income Preferred Securities (Quarterly Guaranteed Preferred Beneficial Interest in PSE&G's Subordinated Debentures). PSE&G used the proceeds to redeem all 500,000 shares of each of its 7.52% and 7.40% Cumulative Preferred Stock $100 par value at $101 per share on June 28, 1996. In addition, PSE&G purchased, pursuant to a tender offer, an aggregate $111.6 million of its 4.08%, 4.18%, 4.30%, 5.05%, 5.28%, 6.80% and 6.92% Cumulative Preferred Stock $100 par value.

     In February 1997, PSE&G Capital Trust II (Trust II), a special purpose statutory business trust controlled by PSE&G, issued $95 million of 8.125% Quarterly Income Preferred Securities (Quarterly Guaranteed Preferred Beneficial Interest in PSE&G's Subordinated Debentures). PSE&G used the proceeds to fund the redemption of all 188,684 shares of its 6.80% Cumulative Preferred Stock $100 par value at $102 per share on January 31, 1997 and will redeem all 750,000 shares of its 7.44% Cumulative Preferred Stock $100 par value at $103.72 per share in June 1997.

     The BPU has authorized PSE&G to issue and have outstanding at any one time not more than $1.3 billion of short-term obligations, consisting of commercial paper and other unsecured borrowings from banks and other lenders through January 2, 1999. At December 31, 1996, PSE&G had $525 million of short-term debt outstanding.

     To provide liquidity for its commercial paper program, PSE&G has a $500 million one-year revolving credit agreement expiring in August 1997 and a $500 million five-year revolving credit agreement expiring in August 2000 with a group of commercial banks, which provides for borrowing up to one year. On December 31, 1996, there were no borrowings outstanding under these credit agreements. PSE&G expects to be able to renew the credit agreement expiring in 1997.

     Public Service Conservation Resources Corporation (PSCRC) has a $30 million revolving credit facility supported by a PSE&G subscription agreement in an aggregate amount of $30 million which terminates on March 7, 1997. As of December 31, 1996, PSCRC had $30 million outstanding under this facility.

     PSE&G Fuel Corporation (Fuelco) has a $125 million commercial paper program to finance a 42.49% share of Peach Bottom Atomic Power Station (Peach Bottom) nuclear fuel, supported by a $125 million revolving credit facility with a group of banks, which expires on June 28, 2001. PSE&G has guaranteed repayment of Fuelco's respective obligations under this program. As of December 31, 1996, Fuelco had commercial paper of $83 million outstanding under such program.

EXTERNAL FINANCINGS -- EDHI

     Through July 31, 1996, Funding had a commercial paper program, supported by a commercial bank letter of credit and credit facility, in the amount of $225 million. Additionally, Funding had a $225 million revolving credit facility. Both facilities were scheduled to expire in March 1998. On July 31, 1996, Funding amended and restated its commercial paper program and revolving credit facility in conjunction with the sale of EDC, reducing the total amount from $450 million to $300 million and extending the maturity from March 1998 to July 1999. The $225 million commercial paper program was eliminated and the $225 million revolving credit facility was increased to $300 million. As of December 31, 1996, Funding had no borrowings outstanding under the amended and restated facility.

     Capital's Medium-Term Note (MTN) program is expected to provide an aggregate principal amount of up to $650 million and its total debt outstanding at any time, including MTNs, is not expected to exceed such amount. In 1996, Capital repaid $20 million of its MTNs. At December 31, 1996, Capital had total debt outstanding of $415 million, including $335 million of MTNs.

NUCLEAR OPERATIONS

     PSE&G's Salem Units 1 and 2 were taken out of service in the second quarter of 1995. Salem Unit 2 is expected to return to service in the second quarter of 1997. Salem Unit 1 is expected to return to service in the Fall of 1997 following installation of new steam generators. Restart of each Salem Unit is subject to the approval of the NRC. The cost of the steam generator replacement, including installation, will be approximately $150 to $170 million (PSE&G's share will be $64 to $72 million). In addition, the cost of disposal of the four old steam generators could be as much as $20 million (PSE&G's share would be $9 million). The inability to successfully return these units to continuous, safe operation could have a material adverse effect on the financial position, results of operations and net cash flows of Enterprise and PSE&G (see Note
3 -- Rate Matters of Notes).

     PSE&G's share of total operating and maintenance expenses for both Salem units for 1996 was $136 million and capital costs were $119.2 million, which includes $59.7 million for steam generator replacement. The outage of a Salem unit causes PSE&G to incur replacement power costs of approximately $4 to $6 million per month. Such amounts vary, however, depending on the availability of other generation, the cost of purchased energy and other factors, including modifications to maintenance schedules of other units.

     On January 29, 1997, the Nuclear Regulatory Commission (NRC) Staff placed Salem Units 1 and 2 on the NRC Watch List and designated the Salem Units as Category 2 facilities (a plant that is authorized to operate, but one that the NRC Staff will monitor closely). The NRC Staff noted that this action was not due to any performance problems or decline during this evaluation period but that Salem should have been previously designated as a Category 2 plant and would not be ready to leave that status until satisfactory integrated station performance at power could be observed.

COMPETITIVE ENVIRONMENT

     Many forces are reshaping how the utility industry meets the needs and expectations of its customers and shareholders. Profound changes in the way the industry is regulated will affect how Enterprise conducts business and its financial prospects in the future. Competitive changes in the utility industry continued to occur in 1996 and early 1997. With the issuance of Federal Energy Regulatory Commission (FERC) Order No. 888 in July 1996 and the draft Phase II report issued by the BPU in January 1997, Enterprise is now in a better position to identify and develop strategies for addressing the issues that the changing regulatory structure presents.

  DRAFT PHASE II REPORT

     On January 16, 1997, the BPU addressed wholesale and retail electric competition in New Jersey and proposed the restructuring of the electric power industry. In 1997, New Jersey regulators plan to establish the rules that will eventually enable consumers in all market sectors to choose their providers of energy and energy service in the future. With the emergence of this competitive marketplace, Enterprise has and will continue to take significant steps to meet the challenges posed by this changing environment. A summary of the draft Phase II report follows:

- Beginning in October 1998, 5% of retail electric customer load of all classes (industrial, commercial and residential) will be given the ability to directly choose their electric power supplier. All customer load would be phased-in, with the percentage increasing to 20% in April 1999, 35% in October 1999, 50% in April 2000, 75% in October 2000 and 100% in April 2001.

- Beginning October 1998, the rates for bundled electricity services, consisting of power generation, transmission, distribution and auxiliary customer services, such as metering and billing, would be unbundled. Each electric utility, including PSE&G, would continue to be responsible for providing distribution service to all customers, with price and service quality for distribution service regulated by the BPU. Other customer services would also continue to be offered by each electric utility for a monthly fee, including metering, billing and account administration, which would also be regulated by the BPU.

- Transmission service would be provided by an Independent System Operator (ISO) which would be responsible for maintaining the reliability of the regional power grid and would be regulated by FERC. Utilities would continue to pass through the cost of transmission to customers in regulated rates. Metering and billing would also be reviewed in order to make recommendations for the introduction of competition into the customer services area. A distribution utility would be permitted to offer customer-side services, such as equipment repair and service contracts in a competitive marketplace.

- The draft Phase II report states that a fully competitive marketplace must exist before the BPU will act to end economic regulation of power supply. This will require, at a minimum, utility generating assets and functions to be functionally separated and operate at arms length from the transmission, distribution and customer service functions of the electric utilities. The BPU would reserve final judgment on the issue of requiring divestiture of utility generating assets until detailed analyses of the potential for market power abuses by utilities have been performed. In addition, the BPU indicated its belief that it is necessary to have a fully independent and operating ISO prior to the implementation of customer choice. The BPU proposes that retail competition in New Jersey be introduced approximately 12 to 18 months after the implementation of full wholesale competition as provided by FERC Order No. 888.

- Each electric utility would be required to file, no later than July 15, 1997, complete restructuring plans, stranded cost filings and unbundled rate filings. Review of the filings would be completed by October 1998.

- Consumer protections proposed include: maintaining the electric utility as a universal service or "basic generation service" provider; continued funding of social programs now provided by electric utilities; registration of all third party power suppliers with the BPU; establishment of standards of conduct for third party power suppliers; and continued funding for energy efficiency programs.

- Utilities would have an opportunity for a limited number of years to recover through rates stranded costs associated with generating capacity commitments made prior to the advent of competition. However, while the draft Phase II report proposes that the quantification of eligible stranded costs and a determination of stranded cost recovery should be undertaken on a case-by-case basis, 100% recovery of all eligible stranded costs would not be guaranteed. The opportunity for full recovery of such eligible costs would be contingent upon and may be constrained by the utility meeting a number of conditions, including achievement of the goal of delivering a near term rate reduction to customers of 5 to 10%. The presumptive cutoff point for electric generation stranded cost recovery for each utility would be its last base rate case with costs incurred after such last base rate case to be subject to a greater burden of proof for recovery, including evidence of a market test to determine availability of cost-effective alternatives. PSE&G's last rate case was finalized on December 31, 1992, reflecting a test year ended of June 30, 1992.

- The draft Phase II report states that utilities are obligated to take all reasonably available measures to mitigate stranded costs caused by the introduction of retail competition. A specific market charge would be a separate component of a customer's electric bill, to provide a mechanism to allow utilities the opportunity to recover stranded costs for a limited number of years, ranging from four to eight. New Jersey is currently studying the "securitization" of stranded costs as a means of financing these costs at interest rates lower than the utility's cost of capital, thereby helping to mitigate the rate impact of stranded cost recovery. Recovery of securitization may occur over a longer period of time.

- The draft Phase II report suggests the need for federal action in a number of areas as an integral part of electric restructuring. Of particular concern is the transport of nitrogen oxides (NOx) and other pollutants to New Jersey from power plants located in the Midwest and Southeast. New Jersey will develop a contingency action plan if federal action fails to mitigate adverse environmental impacts caused by electric restructuring.

     PSE&G is currently assessing the draft Phase II report's proposed findings and recommendations and in accordance with the proceeding requirements and will file formal written comments on February 28, 1997. On February 4, 5, and 11, 1997, PSE&G participated in a Phase II public hearings and will work vigorously toward the goal of opening the New Jersey marketplace to competition. PSE&G also indicated its intent to develop and submit a comprehensive restructuring plan that meets the BPU's and PSE&G's shared objectives by the July 15, 1997 deadline. Since the Phase II proceeding is still in the proposal phase, PSE&G cannot predict the outcome of the final Phase II report.

  FERC ORDER NO. 888 (ORDER NO. 888)

     Order No. 888 became effective on July 9, 1996 and requires all public utilities owning, controlling or operating transmission lines to file nondiscriminatory open access tariffs that offer others the same transmission service they provide to themselves. By March 1, 1997, intra-pool transactions for power pools must also be under a nondiscriminatory, pool-wide open access tariff. In July 1996, the member companies of Pennsylvania -- New
Jersey -- Maryland Interconnection (PJM), including PSE&G but excluding PECO Energy Company (PECO), filed a proposal to reorganize PJM into an ISO to administer a pool-wide open-access transmission tariff and to operate a centrally dispatched bid-based energy market in response to Order No. 888. PECO filed a separate proposal with FERC. On November 13, 1996, FERC announced that it was rejecting the restructuring proposals of both PECO and the other PJM companies due to concerns regarding the independence of the proposed ISO and directed PJM to submit a single consensus pool restructuring proposal by December 31, 1996. On December 31, 1996, PJM submitted a pool-wide open-access transmission tariff and a reformed pooling agreement. The filing consisted of a pro forma tariff and revised pool agreement that contained some of the same differences with PECO as the earlier filings. These differences were presented as side-by-side comparisons in the single filing. FERC has not yet responded to the filing but is expected to do so by March 1, 1997.

     As a result of open access mandated by Order No. 888, there is likely to be increased competition from older, dirtier coal-fired plants in the Midwest that are subject to less restrictive pollution control requirements than utilities in Northeastern states and consequently, produce lower cost energy. These facilities, by increasing their power production in order to sell into the Northeast market, will, in turn, increase the release of pollutants that eventually make their way to New Jersey and other northeastern states due to the prevailing westerly winds. PSE&G, which has to comply with strict New Jersey environmental laws, will be at a competitive disadvantage if Order No. 888 is not modified to recognize this issue. Numerous parties, including PSE&G, have filed requests seeking rehearing and clarification of various aspects of Order No. 888. These filings are currently pending before the FERC. After exhausting administrative remedies, judicial appeals of Order No. 888 are also possible. It is possible, therefore, that Order No. 888 will be substantially modified.

  NJGRT

     A joint task force of the BPU and the New Jersey Treasury Department has proposed replacing the current 13% NJGRT collected by utilities from their customers with a combination of a corporate business tax, state sales and use tax and a transitional assessment which would be phased out over an expected seven year time frame. After the phase-out is completed, the proposal would improve the competitive position of PSE&G vis-a-vis non-utility energy providers in New Jersey who do not collect such tax. If this tax reform is not adopted, PSE&G would remain at a significant competitive disadvantage since PSE&G's rates would be up to 13% higher than non-utility energy providers. PSE&G cannot predict when or if this proposal will be adopted.

  GAS UNBUNDLING

     On August 23, 1996, PSE&G filed its Gas Unbundling Status Report. The filing also contained PSE&G's proposal for a residential gas unbundling pilot program to be known as SelectGas. If approved, this pilot program will allow certain residential natural gas customers to participate in a competitive marketplace. The SelectGas pilot program would involve four municipalities representing approximately 65,000 residential customers. The review of the pilot program, including formal discovery, has been initiated. PSE&G cannot predict when or if this proposal will be adopted.

  OFF-TARIFF RATE AGREEMENT (OTRA)

     In 1995, the BPU initiated a generic proceeding that would give PSE&G the ability to offer "off-tariff" negotiated rates to customers. Although these OTRA's are offered at PSE&G's sole discretion, they are subject to BPU approval of minimum price, confidentiality of information, contract duration, regulatory filing requirements and other reporting requirements. These negotiated OTRA's form part of PSE&G's overall strategy to retain customers in its service territory. To date, three OTRA's have been filed with and approved by the BPU and PSE&G is currently in negotiations with several other customers. PSE&G cannot predict how many customers will leave or stay in this increasingly competitive environment.

  COMPETITIVE TRANSITION CHARGE (CTC)

     On September 19, 1996, PSE&G filed a petition with the BPU to establish an interim CTC. The CTC is designed to recover stranded costs which may result from a customer leaving PSE&G's system as a full requirements customer. If approved by the BPU as filed, this charge would apply to customers who, after September 19, 1996, commit to an alternate source of electric power while remaining physically located in PSE&G's electric franchise area. Further, this interim charge would be limited to customers with present billing demands in excess of 500KW. The proposed charge would be interim pending BPU resolution of the draft Phase II report which addresses the stranded cost issue on a generic basis. PSE&G cannot predict what action the BPU may take with respect to the CTC petition.

  STRANDED COSTS

     Recoverability of stranded costs is largely dependent on the transition rules established by regulators, including FERC and the BPU. Stranded costs that could result as the industry moves to a more competitive environment include investments in generating facilities, transmission assets, purchase power agreements where the price being paid under such an agreement exceeds the market price for electricity and regulatory assets for which recovery is based solely on continued cost based regulation. Since the Energy Master Plan proceeding is still in the proposal phase, and recognizing that the issue of securitization and the extent of its application have not been determined, as well as the potential need for legislative action, management cannot predict the level of PSE&G's stranded costs or the extent to which regulators will allow recovery of such costs.

  BOND RATINGS

     The changes in the utility industry are attracting increased attention of bond rating agencies which regularly assess business and financial matters including how utility companies are meeting competition and competitive initiatives, especially as they affect potential stranded costs. Bond ratings affect the cost of capital and the ability to obtain external financing. PSE&G continually updates the rating agencies on all corporate matters. This minimizes surprises and gives the rating agencies time to comprehend the information. Given the uncertainty of the industry, attention and scrutiny of PSE&G's competitive strategies by rating agencies will likely continue. This could result in changes to PSE&G's bond ratings.

  ERI

     On December 31, 1996, Enterprise formed ERI, which it believes better positions Enterprise to enter the rapidly deregulating energy market by marketing products and services to industrial and commercial customers throughout the Northeast and Mid-Atlantic States. ERI has consolidated the operations of two former PSRC subsidiaries with proven track records: U.S. Energy Partners, which sold natural gas, and Enterprise Strategic Energy Solutions, which provided consulting, engineering and repair services. In addition, the financing of energy-savings or demand-side management projects, formerly offered by PSE&G's subsidiary, PSCRC, will now be supplied by ERI. ERI is expected to draw on Enterprise's depth of experience and financial strength by offering a variety of services: sales of natural gas and electricity; energy consulting; engineering, equipment installation and repair; inspection and diagnostic services for motors, generators and other energy conversion and use equipment; and up-front financing. ERI's potential customers include small businesses, department stores, schools, hospitals and manufacturers from Maine to Maryland.

ACCOUNTING ISSUES

     Currently, PSE&G accounts for the effects of regulation in accordance with Statement of Financial Accounting Standards No. 71 "Accounting for the Effects of Certain Types of Regulation" (SFAS 71). In accordance with the provisions of SFAS 71, PSE&G defers certain expenses (regulatory assets) on the basis that they will be recovered from customers through the ratemaking process. PSE&G believes it continues to meet the criteria to account for certain utility revenues and expenses in accordance with SFAS 71. However, if future events or regulatory changes limit PSE&G's ability to establish prices to recover its costs, PSE&G might conclude that it no longer meets the applicable criteria to defer certain expenses in accordance with SFAS 71. If PSE&G were to discontinue the application of SFAS 71, the accounting impact would be an extraordinary, noncash charge to operations that could be material to the financial position, results of operations or net cash flows of Enterprise and PSE&G.

     PSE&G has certain regulatory assets resulting from the use of a level of depreciation expense in the ratemaking process that is less than the amount that is recorded under generally accepted accounting principles for non-regulated companies. PSE&G cannot presently quantify what the financial statement impact would be if depreciation expense were required to be determined absent regulation, but the impact on the financial position, results of operations or net cash flows of Enterprise and PSE&G could be material.

     Statement of Position 96-1 "Environmental Remediation Liabilities" (SOP 96-1) issued by the American Institute of Certified Public Accountants is effective for the fiscal years that begin after December 15, 1996. SOP 96-1 provides guidance where remediation is required because of the threat of litigation, a claim, or an assessment. This Statement does not provide guidance on accounting for pollution control costs as it applies to current operations, costs of future site restoration or closure that are required upon the cessation of operations or sale of facilities or for remediation obligations undertaken at the sole discretion of management. The adoption of SOP 96-1 is not expected to have a material impact on the financial position, results of operations or net cash flows of Enterprise and PSE&G.

RATE MATTERS

  See Note 3 -- Rate Matters of Notes.

SITE RESTORATIONS AND OTHER ENVIRONMENTAL COSTS

     It is difficult to estimate the future financial impact of environmental laws, including potential liabilities. PSE&G accrues environmental provisions when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. Management expects that the amounts provided as of December 31, 1996 and 1995 will be paid out over the period of investigation, negotiation, remediation and restoration for the applicable sites, which may be 30 years or more. Provisions for estimated losses from environmental remediation are, depending on the site, based primarily on internal and third-party environmental studies, estimates as to the number and participation level of any other Potentially Responsible Parties, the extent of the contamination and the nature of required remedial and restoration actions. The cost of environmental remediation could be material to Enterprise and PSE&G's financial position, results of operations or net cash flows. (See Note 13 -- Commitments and Contingent Liabilities of Notes.)

FUTURE OUTLOOK

     One of the most important lessons of 1996 was that deregulation is coming sooner, not later. To meet the challenge of deregulation, Enterprise is focusing on three business objectives: getting the rules right, investing for growth and achieving operational excellence.

     Enterprise is seeking to ensure that the new rules on industry restructuring provide customer choice and lower cost without endangering public safety or compromising New Jersey's stringent environmental standards.

     Equally important are the investments that keep the business growing. To this end, Enterprise will rely to a large extent on CEA. Because of the substantial opportunities overseas, CEA focuses on international markets. CEA is already established and competitive in several international markets. Another way Enterprise will grow the business is by providing regional energy services through ERI. ERI markets new and existing energy products and services to commercial and industrial business customers throughout the Northeast and Mid-Atlantic states. As the deregulation of the gas and electricity markets increase, Enterprise expects ERI to play a significant role in its domestic growth.

     Enterprise is continuing to emphasize operational excellence as a key business objective. Enterprise is looking at all operating areas for opportunities to cut costs and increase efficiency. As part of its commitment to operational excellence, Enterprise is implementing a business integration system which is designed to increase operating efficiencies across all of its business organizations.

     Enterprise and PSE&G cannot predict the ultimate outcome of the ongoing changes that are taking place in the utility industry or predict whether such outcome will have a material impact on its financial condition, results of operations or net cash flows. However, Enterprise and PSE&G believe that the end result will involve a fundamental change in the way it conducts business. These changes may impact financial operating trends and could result in earnings volatility. PSE&G is actively seeking regulatory and operational changes that will allow it to provide energy services in a safe and reliable manner at competitive prices while achieving strong financial performance.

FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 (the Act) provides a new "safe harbor" for forward-looking statements to encourage such disclosures without the threat of litigation providing those statements are identified as forward-looking and are accompanied by meaningful, cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Forward-looking statements have been made in this report. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used herein, the words "will", "anticipate", "estimate", "expect", "objective" and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following: deregulation and the unbundling of energy supplies and services; an increasingly competitive energy marketplace; sales retention and growth potential in a mature service territory and a need to contain costs; ability to obtain adequate and timely rate relief, cost recovery, including the potential impact of stranded costs, and other necessary regulatory approvals; federal and state regulatory actions; costs of construction; operating restrictions, increased cost and construction delays attributable to environmental regulations; nuclear decommissioning and the availability of reprocessing and storage facilities for spent nuclear fuel; licensing and regulatory approval necessary for nuclear and other operating stations; and credit market concerns. Enterprise and PSE&G undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors pursuant to the Act should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by Enterprise and PSE&G prior to the effective date of the Act.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                       CONSOLIDATED STATEMENTS OF INCOME
                 (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                  ----------------------------------------------
                                                                      1996             1995             1994
                                                                  ------------     ------------     ------------
OPERATING REVENUES
Electric........................................................  $  3,944,362     $  4,020,842     $  3,739,713
Gas.............................................................     1,880,994        1,686,403        1,778,528
Nonutility Activities...........................................       215,893          186,417          177,082
                                                                   -----------      -----------      -----------
    Total Operating Revenues....................................     6,041,249        5,893,662        5,695,323
                                                                   -----------      -----------      -----------
OPERATING EXPENSES
Operation
  Fuel for Electric Generation and Interchanged Power...........       918,514          891,782          695,763
  Gas Purchased.................................................     1,117,716          961,539        1,023,956
  Other.........................................................     1,053,520        1,007,735        1,015,806
Maintenance.....................................................       318,280          312,610          308,080
Depreciation and Amortization...................................       607,293          596,966          555,461
Taxes
  Federal Income Taxes (note 11)................................       290,253          337,966          309,946
  New Jersey Gross Receipts Taxes...............................       598,016          612,961          583,167
  Other.........................................................        80,698           76,913           81,305
                                                                   -----------      -----------      -----------
    Total Operating Expenses....................................     4,984,290        4,798,472        4,573,484
                                                                   -----------      -----------      -----------
OPERATING INCOME................................................     1,056,959        1,095,190        1,121,839
                                                                   -----------      -----------      -----------
OTHER INCOME (EXPENSES)
Allowance for Funds Used During Construction -- Equity..........            --            5,324           12,789
Miscellaneous -- net............................................        (1,920)           8,041            6,430
                                                                   -----------      -----------      -----------
    Total Other Income (Expenses)...............................        (1,920)          13,365           19,219
                                                                   -----------      -----------      -----------
INCOME BEFORE INTEREST CHARGES AND DIVIDENDS ON PREFERRED
  SECURITIES....................................................     1,055,039        1,108,555        1,141,058
                                                                   -----------      -----------      -----------
INTEREST CHARGES (note 7)
Long-Term Debt..................................................       386,289          402,213          425,422
Short-Term Debt.................................................        33,759           32,822           23,962
Other...........................................................        33,063           29,172           12,805
                                                                   -----------      -----------      -----------
    Total Interest Charges......................................       453,111          464,207          462,189
Allowance for Funds Used During Construction -- Debt and
  Capitalized Interest..........................................       (18,155)         (32,839)         (29,799)
                                                                   -----------      -----------      -----------
Net Interest Charges............................................       434,956          431,368          432,390
                                                                   -----------      -----------      -----------
Preferred Securities Dividend Requirements (note 5).............        27,741           15,664            1,680
Preferred Stock Dividend Requirements (note 5)..................        23,161           33,762           40,467
Net Gain (Loss) on Preferred Stock Redemptions (note 5).........        18,177             (474)              --
                                                                   -----------      -----------      -----------
INCOME FROM CONTINUING OPERATIONS...............................       587,358          627,287          666,521
Discontinued Operations -- Net of Taxes (note 2)................        10,746           35,036           12,512
Gain on Sale of Discontinued Operations -- Net of Taxes.........        13,492               --               --
                                                                   -----------      -----------      -----------
NET INCOME......................................................  $    611,596     $    662,323     $    679,033
                                                                   ===========      ===========      ===========
SHARES OF COMMON STOCK OUTSTANDING
  End of Period.................................................   233,470,291      244,697,930      244,697,930
  Average for Period............................................   242,400,755      244,697,930      244,470,794
EARNINGS PER AVERAGE SHARE
  Income From Continuing Operations.............................  $       2.42     $       2.57     $       2.73
  Income From Discontinued Operations...........................          0.04             0.14             0.05
  Gain on Sale of Discontinued Operations.......................          0.06               --               --
                                                                   -----------      -----------      -----------
TOTAL EARNINGS PER AVERAGE SHARE................................  $       2.52     $       2.71     $       2.78
                                                                   ===========      ===========      ===========
DIVIDENDS PAID PER SHARE OF COMMON STOCK........................  $       2.16     $       2.16     $       2.16
                                                                   ===========      ===========      ===========

See Notes to Consolidated Financial Statements.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS
                             (THOUSANDS OF DOLLARS)

                                                                                  DECEMBER 31,     DECEMBER 31,
                                                                                      1996             1995
                                                                                  ------------     ------------
UTILITY PLANT -- Original cost (note 16)

  Electric......................................................................  $13,314,033      $13,095,103
  Gas...........................................................................    2,555,901        2,442,572
  Common........................................................................      530,185          517,104
                                                                                  -----------      -----------
         Total..................................................................   16,400,119       16,054,779
  Less: Accumulated depreciation and amortization...............................    5,889,098        5,440,414
                                                                                  -----------      -----------
    Net.........................................................................   10,511,021       10,614,365
  Nuclear Fuel in Service, net of accumulated amortization -- 1996, $259,384;
    1995, $297,435..............................................................      198,845          180,018
                                                                                  -----------      -----------
    Net Utility Plant in Service................................................   10,709,866       10,794,383
  Construction Work in Progress, including Nuclear Fuel in Process -- 1996,
    $70,455; 1995, $104,743.....................................................      445,321          369,082
  Plant Held for Future Use.....................................................       23,966           23,966
                                                                                  -----------      -----------
    Net Utility Plant...........................................................   11,179,153       11,187,431
                                                                                  -----------      -----------
INVESTMENTS AND OTHER NONCURRENT ASSETS (notes 4, 8, 9 and 12)
  Long-Term Investments, net of amortization -- 1996, $12,679; 1995, $6,009, and
    net of valuation allowances -- 1996, $16,969; 1995, $ --....................    1,854,304        1,808,368
  Real Estate Property and Equipment, net of accumulated depreciation -- 1996,
    $5,906; 1995, $6,121........................................................       64,753           88,627
  Other Plant, net of accumulated depreciation and amortization -- 1996, $6,518;
    1995, $6,677................................................................       37,031           28,720
  Nuclear Decommissioning and Other Special Funds (note 4)......................      382,348          313,178
  Other Assets -- net of valuation allowances -- 1996, $826; 1995, $ --.........       13,548            3,851
                                                                                  -----------      -----------
         Total Investments and Other Noncurrent Assets..........................    2,351,984        2,242,744
                                                                                  -----------      -----------
CURRENT ASSETS
  Cash and Cash Equivalents (note 10)...........................................      278,903           61,964
  Accounts Receivable:
    Customer Accounts Receivable................................................      499,858          525,404
    Other Accounts Receivable...................................................      241,483          201,775
    Less: Allowance for Doubtful Accounts.......................................       42,283           38,003
  Unbilled Revenues.............................................................      248,504          246,876
  Fuel, at average cost.........................................................      313,019          253,360
  Materials and Supplies, at average cost, net of inventory valuation
    reserves -- 1996, $16,100; 1995, $20,100....................................      147,757          143,741
  Deferred Income Taxes (note 11)...............................................       23,210           27,571
  Miscellaneous Current Assets..................................................       33,976           39,884
  Net Assets of Discontinued Operations.........................................           --          365,905
                                                                                  -----------      -----------
         Total Current Assets...................................................    1,744,427        1,828,477
                                                                                  -----------      -----------
DEFERRED DEBITS (note 6)
  Property Abandonments -- net..................................................       52,573           70,120
  Oil and Gas Property Write-Down...............................................       30,924           36,078
  Unamortized Debt Expense......................................................      139,067          123,833
  Deferred OPEB Costs (notes 1 and 14)..........................................      226,171          167,189
  Unrecovered Environmental Costs (notes 3 and 13)..............................      125,900          130,070
  Unrecovered Plant and Regulatory Study Costs..................................       33,941           35,150
  Underrecovered Electric Energy and Gas Costs -- net (notes 3 and 6)...........      176,055          170,565
  Unrecovered SFAS 109 Deferred Income Taxes (note 11)..........................      751,763          769,136
  Deferred Decontamination and Decommissioning Costs (note 4)...................       46,643           49,872
  Other.........................................................................       56,730            5,826
                                                                                  -----------      -----------
         Total Deferred Debits..................................................    1,639,767        1,557,839
                                                                                  -----------      -----------
Total...........................................................................  $16,915,331      $16,816,491
                                                                                  ===========      ===========

See Notes to Consolidated Financial Statements.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                         CAPITALIZATION AND LIABILITIES
                             (THOUSANDS OF DOLLARS)

                                                                         DECEMBER        DECEMBER
                                                                            31,             31,
                                                                           1996            1995
                                                                        -----------     -----------
CAPITALIZATION (notes 5 and 7)
  Common Equity:
     Common Stock.....................................................  $ 3,626,792     $ 3,801,157
     Retained Earnings................................................    1,586,256       1,636,971
                                                                        -----------     -----------
          Total Common Equity.........................................    5,213,048       5,438,128
  Subsidiaries' Preferred Securities:
     Preferred Stock Without Mandatory Redemption.....................      113,392         324,994
     Preferred Stock With Mandatory Redemption........................      150,000         150,000
     Monthly Guaranteed Preferred Beneficial Interest in PSE&G's
      Subordinated Debentures.........................................      210,000         210,000
     Quarterly Guaranteed Preferred Beneficial Interest in PSE&G's
      Subordinated Debentures.........................................      208,000              --
  Long-Term Debt......................................................    4,580,231       5,189,791
                                                                        -----------     -----------
          Total Capitalization........................................   10,474,671      11,312,913
                                                                        -----------     -----------
OTHER LONG-TERM LIABILITIES
  Decontamination, Decommissioning and Low Level Radwaste Costs (note
     4)...............................................................       46,643          50,449
  Environmental Costs (notes 3 and 13)................................       85,755          96,272
  Capital Lease Obligations (note 12).................................       52,371          53,111
                                                                        -----------     -----------
          Total Other Long-Term Liabilities...........................      184,769         199,832
                                                                        -----------     -----------
CURRENT LIABILITIES
  Long-Term Debt due within one year..................................      547,981          61,060
  Commercial Paper and Loans (note 7).................................      638,051         567,316
  Book Overdrafts.....................................................      106,372          70,014
  Accounts Payable....................................................      590,932         538,585
  Other Taxes Accrued.................................................       31,577          30,816
  Interest Accrued....................................................       95,800         108,245
  Provision for Rate Refund...........................................       89,210          13,810
  Other...............................................................      171,831         158,180
                                                                        -----------     -----------
          Total Current Liabilities...................................    2,271,754       1,548,026
                                                                        -----------     -----------
DEFERRED CREDITS
  Deferred Income Taxes (note 11).....................................    3,250,343       3,083,426
  Deferred Investment Tax Credits.....................................      361,786         392,324
  Deferred OPEB Costs (notes 1 and 14)................................      226,171         167,189
  Other...............................................................      145,837         112,781
                                                                        -----------     -----------
          Total Deferred Credits......................................    3,984,137       3,755,720
                                                                        -----------     -----------
COMMITMENTS AND CONTINGENT LIABILITIES (note 13)......................           --              --
                                                                        -----------     -----------
Total.................................................................  $16,915,331     $16,816,491
                                                                        ===========     ===========

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)

                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                              -----------------------------------
                                                                                 1996         1995        1994
                                                                              -----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................................. $   611,596  $  662,323  $  679,033
  Adjustments to reconcile net income to net cash flows from operating activities:
    Depreciation and Amortization............................................     607,293     596,966     555,461
    Amortization of Nuclear Fuel.............................................      59,881      75,028      95,173
    (Deferral) Recovery of Electric Energy and Gas Costs -- net..............      (5,490)      1,998    (110,529)
    Unrealized Gains on Investments -- net...................................      (6,982)    (46,668)    (26,329)
    Provision for Deferred Income Taxes -- net...............................      64,724     133,898     103,051
    Investment Tax Credits -- net............................................     (28,805)    (20,142)    (20,247)
    Allowance for Funds Used During Construction -- Debt and Equity and
     Capitalized Interest....................................................     (18,155)    (38,163)    (42,588)
    Proceeds from Leasing Activities.........................................      88,970      37,652      27,682
    Changes in certain current assets and liabilities:
    Net (increase) decrease in Accounts Receivable and Unbilled Revenues.....     (11,510)   (169,148)     66,609
    Net (increase) decrease in Inventory -- Fuel and Materials and
     Supplies................................................................     (63,675)     18,589      41,163
    Net increase (decrease) in Accounts Payable..............................      24,049     116,029     (73,283)
    Net increase (decrease) in Provision for Rate Refund.....................      75,400      (8,143)     19,538
    Net increase (decrease) in Other Accrued Taxes...........................         761     (17,492)   (257,897)
    Net change in Other Current Assets and Liabilities.......................      11,475      20,222      19,423
    Other....................................................................     (28,693)     68,318      75,371
    Net cash provided by operating activities -- Discontinued Operations.....      53,621     103,606      92,147
                                                                               ----------  ----------  ----------
         Net Cash provided by operating activities...........................   1,434,460   1,534,873   1,243,778
                                                                               ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to Utility Plant, excluding AFDC.................................    (585,929)   (649,883)   (849,174)
  Net decrease (increase) in Long-Term Investments and Real Estate...........       4,916     (66,374)     59,647
  Contribution to Decommissioning Funds and Other Special Funds..............     (29,280)    (29,617)    (35,394)
  Cost of Plant Removal -- net...............................................     (33,503)    (29,674)    (33,962)
  Other......................................................................     (18,113)    (46,715)      7,093
  Change in Net Assets -- Discontinued Operations............................     (51,568)   (113,042)   (158,630)
  Net Proceeds from the Sale of Discontinued Operations......................     704,252          --          --
                                                                               ----------  ----------  ----------
         Net cash used in investing activities...............................      (9,225)   (935,305) (1,010,420)
                                                                               ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in Short-Term Debt.................................      70,735     357,981     (86,050)
  Increase (decrease) in Book Overdrafts.....................................      36,358     (16,562)     23,584
  Issuance of Long-Term Debt.................................................     373,500     156,320     849,800
  Redemption of Long-Term Debt...............................................    (808,241)   (556,294)   (593,790)
  Long-Term Debt Issuance and Redemption Costs...............................     (40,370)    (14,176)    (29,198)
  Issuance of Preferred Stock................................................          --          --      75,000
  Redemption of Preferred Stock..............................................    (211,602)    (60,000)   (120,000)
  Issuance of Preferred Securities of Subsidiaries...........................     208,000      60,000     150,000
  Issuance of Common Stock...................................................          --          --      28,495
  Retirement of Common Stock.................................................    (307,412)         --          --
  Cash Dividends Paid on Common Stock........................................    (522,565)   (528,548)   (528,071)
  Other......................................................................      (6,699)     (1,814)     (6,970)
                                                                               ----------  ----------  ----------
         Net cash used in financing activities...............................  (1,208,296)   (603,093)   (237,200)
                                                                               ----------  ----------  ----------
Net increase (decrease) in Cash and Cash Equivalents.........................     216,939      (3,525)     (3,842)
Cash and Cash Equivalents at Beginning of Period.............................      61,964      65,489      69,331
                                                                               ----------  ----------  ----------
Cash and Cash Equivalents at End of Period................................... $   278,903  $   61,964  $   65,489
                                                                               ==========  ==========  ==========
Income Taxes Paid............................................................ $   156,656  $  185,376  $  155,104
Interest Paid................................................................ $   462,877  $  481,264  $  432,873

See Notes to Consolidated Financial Statements.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                             (THOUSANDS OF DOLLARS)

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                             ----------------------------------------
                                                                1996           1995           1994
                                                             ----------     ----------     ----------
Balance at Beginning of Period.............................  $1,636,971     $1,505,010     $1,361,018
Add:
  Net Income...............................................     611,596        662,323        679,033
                                                             ----------     ----------     ----------
Total......................................................   2,248,567      2,167,333      2,040,051
                                                             ----------     ----------     ----------
Deduct:
  Cash Dividends on Common Stock...........................     522,565        528,548        528,071
  Retirement of Common Stock...............................     133,047             --             --
  Preferred Securities Issuance Expenses...................       6,699          1,814          6,970
                                                             ----------     ----------     ----------
          Total Deductions.................................     662,311        530,362        535,041
                                                             ----------     ----------     ----------
Balance at End of Period...................................  $1,586,256     $1,636,971     $1,505,010
                                                             ==========     ==========     ==========

Note: The ability of Enterprise to declare and pay dividends is contingent upon its receipt of dividend payments from its subsidiaries. PSE&G, Enterprise's principal subsidiary, has restrictions on the payment of dividends which are contained in its Restated Certificate of Incorporation, as amended, and certain of the debentures supplemental to its Mortgage and certain other indentures. However, none of these restrictions presently limits the payment of dividends out of current earnings. The amount of PSE&G's restricted retained earnings at December 31, 1996, 1995 and 1994 was $10 million. There are no restrictions on EDHI's retained earnings.

See Notes to Consolidated Financial Statements.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Enterprise has two direct wholly owned subsidiaries, Public Service Electric and Gas Company (PSE&G) and Enterprise Diversified Holdings Incorporated (EDHI). Enterprise's principal subsidiary, PSE&G, is an operating public utility providing electric and gas service in certain areas in the State of New Jersey.

     EDHI is the parent of Enterprise's non-utility businesses: Community Energy Alternatives Incorporated (CEA), an investor in, and developer and operator of, cogeneration and independent power production (IPP) facilities and exempt wholesale generators (EWGs); Public Service Resources Corporation (PSRC), which has made primarily passive investments; Energis Resources Incorporated (ERI), which provides total energy services to industrial and commercial customers both within and outside of PSE&G's traditional service territory (see Competitive Environment) and Enterprise Group Development Corporation (EGDC), a nonresidential real estate development and investment business. EDHI also has two finance subsidiaries: PSEG Capital Corporation (Capital), which provides privately placed debt financing on the basis of a minimum net worth maintenance agreement with Enterprise and Enterprise Capital Funding Corporation (Funding), which provides privately placed debt financing guaranteed by EDHI, but without direct support from Enterprise. EDHI has been conducting a controlled exit from the real estate business since 1993. In July 1996, EDHI sold Energy Development Corporation (EDC), an oil and gas subsidiary.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Regulation -- PSE&G

     The accounting and rates of PSE&G are subject, in certain respects, to the requirements of the New Jersey Board of Public Utilities (BPU) and the Federal Energy Regulatory Commission (FERC). As a result, PSE&G maintains its accounts in accordance with their prescribed Uniform Systems of Accounts, which are the same. The application of Generally Accepted Accounting Principles (GAAP) by PSE&G differs in certain respects from applications by non-regulated businesses. PSE&G prepares its financial statements in accordance with the provisions of Statement of Financial Accounting Standards No. 71 -- "Accounting for the Effects of Certain Types of Regulation" (SFAS 71). In general, SFAS 71 recognizes that accounting for rate-regulated enterprises should reflect the relationship of costs and revenues. As a result, a regulated utility may defer recognition of costs (a regulatory asset) or recognize obligations (a regulatory liability) if it is probable that, through the rate-making process, there will be a corresponding increase or decrease in revenues. Accordingly, PSE&G has deferred certain costs, which will be amortized over various periods. To the extent that collection of such costs or payment of liabilities is no longer probable as a result of changes in regulation and/or PSE&G's competitive position, the associated regulatory asset or liability will be reversed with a charge or credit to income (see Note 6 -- Deferred Items). If PSE&G were to discontinue the application of SFAS 71, the accounting impact would be an extraordinary, noncash charge to operations that could be material to the financial position, results of operations or net cash flows of Enterprise and PSE&G.

     Amounts charged to operations for depreciation expense reflect estimated useful lives and methods, which include estimates of cost of removal and salvage, prescribed and approved by regulators rather than those that might otherwise apply to non-regulated enterprises. PSE&G cannot presently quantify what the financial statement impact may be if depreciation expense were to be determined absent regulation.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

     Consolidation Policy

     The consolidated financial statements include the accounts of Enterprise and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications of prior year data have been made to conform with the current presentation.

     Unamortized Debt Expense

     Gains, losses and the costs of issuing and redeeming long-term debt for PSE&G are deferred and amortized over the life of the applicable debt.

     Utility Plant -- PSE&G

     Additions to utility plant and replacements of units of property are capitalized at original cost. The cost of maintenance, repair and replacement of minor items of property is charged to appropriate expense accounts. At the time units of depreciable property are retired or otherwise disposed, the original cost less net salvage value is charged to accumulated depreciation.

     Depreciation and Amortization

     Depreciation is computed under the straight-line method. Depreciation is based on estimated average remaining lives of the several classes of depreciable property. These estimates are reviewed on a periodic basis and necessary adjustments are made as approved by the BPU. Depreciation rates stated in percentages of original cost of depreciable property were 3.53% in 1996, 3.52% in 1995 and 3.51% in 1994.

     Nuclear fuel burnup costs are charged to fuel expense on a units-of-production basis over the estimated life of the fuel. Rates for the recovery of fuel used at all nuclear units include a provision of one mill per kilowatt-hour (KWH) of nuclear generation for spent fuel disposal costs (see
Note 4 -- PSE&G Nuclear Decommissioning).

     Use of Estimates

     The process of preparing financial statements in conformity with GAAP requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

     Decontamination and Decommissioning -- PSE&G

     In 1993, FERC issued Order No. 557 regarding the accounting and rate-making treatment of special assessments levied under the National Energy Policy Act of 1992 (EPAct). Order No. 557 provides that special assessments are a necessary and reasonable current cost of fuel and shall be fully recoverable in rates in the same manner as other fuel costs. By Order dated December 31, 1996 (December 31st Order), the BPU approved a settlement that provides that PSE&G can continue to follow deferred accounting treatment for the non-energy components of the Electric Levelized Energy Adjustment Clause (LEAC). The parties to the December 31st Order, including the New Jersey Division of Ratepayer Advocate and BPU Staff, reserved the right to review the reasonableness of these costs in a future proceeding, prior to recovery from customers (see Note 4 -- PSE&G Nuclear Decommissioning).

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

     Allowance for Funds Used During Construction (AFDC) -- PSE&G

     AFDC represents the cost of debt and equity funds used to finance the construction of new utility facilities. The amount of AFDC capitalized is reported in the Consolidated Statements of Income as a reduction of interest charges for the borrowed funds component and as other income for the equity funds component. The rates used for calculating AFDC in 1996, 1995 and 1994 were 5.83%, 6.98% and 6.48%, respectively.

     Revenues and Fuel Costs -- PSE&G

     Revenues are recorded based on services rendered to customers during each accounting period. PSE&G records unbilled revenues representing the estimated amount customers will be billed for services rendered from the time meters were last read to the end of the respective accounting period. Rates include projected fuel costs for electric generation, purchased and interchanged power and gas purchased.

     Any LEAC and Levelized Gas Adjustment Charge (LGAC) underrecoveries or overrecoveries, together with interest (in the case of net overrecoveries), are deferred and included in operations in the period in which they are reflected in rates (see Note 3 -- Rate Matters).

     Financial Instruments

     Gains and losses on hedges of existing assets or liabilities are included in the carrying amounts of those assets and liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to qualifying hedges of firm commitments or anticipated transactions also are deferred and recognized in income or as adjustments of carrying amounts when the hedged transaction occurs (see Note 9 -- Financial Instruments and Risk Management).

     Income Taxes

     Enterprise and its subsidiaries file a consolidated federal income tax return and income taxes are allocated to Enterprise's subsidiaries based on the taxable income or loss of each subsidiary. Investment tax credits are deferred and amortized over the useful lives of the related property, including nuclear fuel.

     Benefit Plans

     Non-represented employees of PSE&G commencing service before January 1, 1996, represented employees of PSE&G commencing employment before January 1, 1997 and certain employees of PSE&G's affiliated companies are covered by a noncontributory trusteed pension plan (Pension Plan) from the date of hire. Non-represented employees of PSE&G who commenced service after January 1, 1996, represented employees of PSE&G who commence employment after January 1, 1997, as well as certain employees of PSE&G's affiliated companies are covered by a Cash Balance Pension Plan. The policy is to fund pension costs accrued (see Note
15 -- Pension Plan).

     In 1993, Enterprise and PSE&G adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106) which requires that the expected cost of employees' postretirement health care and life insurance benefits be charged to expense during the years in which employees render service (see Note
14 -- Postretirement Benefits Other Than Pensions).

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

     Impairment of Long-Lived Assets

     On January 1, 1996, Enterprise and PSE&G adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121), which requires review for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS 121 did not have an impact on the results of operations, financial condition or net cash flows of Enterprise and PSE&G. However, future developments in the electric industry and utility regulation could jeopardize the full recovery of the carrying cost of certain investments. Consequently, Enterprise and PSE&G are monitoring the changing conditions facing the electric utility industry.

     Stock Based Compensation

     Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123) is effective for fiscal years that begin after December 15, 1995. SFAS 123 establishes financial accounting and reporting standards for stock based compensation plans and includes all arrangements by which employees receive shares of stock or other equity instruments of the employer or by which the employer incurs liabilities to employees in amounts based on the price of the employer's stock. SFAS 123 provides an entity the option to either adopt the new method or to continue to measure compensation cost as prescribed by Accounting Principles Board Opinion No. 25 (APB 25) "Accounting for Stock Issued to Employees" and provide proforma disclosure of the effect of adopting SFAS 123. Enterprise has elected to continue its current accounting treatment for stock compensation under APB 25. If stock based compensation costs for Enterprise had been determined based on methodology prescribed in SFAS 123, there would not have been a material effect on the financial position, results of operations or net cash flows of Enterprise.

NOTE 2.   DISCONTINUED OPERATIONS

     On July 1, 1996, EDHI entered into a contract for the sale of EDC to Samedan Oil Corporation, a subsidiary of Noble Affiliates, Inc., for an aggregate purchase price of $779 million subject to various purchase price adjustments. As a result, Consolidated Financial Statements previously issued have been restated to give effect to the classification of EDC as discontinued operations. The sale, which was completed on July 31, 1996, resulted in an after-tax gain of $13 million.

     Operating results of EDC for 1996 (7 months), 1995, and 1994 are summarized in the following table:

                                                              1996
                                                           (7 MONTHS)     1995         1994
                                                           ----------   --------     --------
                                                                 (THOUSANDS OF DOLLARS)
        Revenues.........................................   $128,353    $270,134     $234,608
        Operating income.................................     24,551      80,786       43,938
        Earnings before income taxes.....................      9,062      53,299       14,196
        Income taxes.....................................     (1,684)     18,263        1,684
        Net income.......................................     10,746      35,036       12,512

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

     The net assets of EDC included in Enterprise's Consolidated Balance Sheet at December 31, 1995 are summarized in the following table:

                                                                       DECEMBER 31,
                                                                           1995
                                                                       ------------
                                                                        (THOUSANDS
                                                                       OF DOLLARS)
                Property.............................................    $608,015
                Current assets, primarily receivables................      90,986
                Other assets.........................................      56,836
                Current liabilities..................................      62,204
                Debt.................................................     311,821
                Deferred credits and other liabilities...............      15,907
                                                                         --------
                Net assets...........................................    $365,905
                                                                         ========

NOTE 3.   RATE MATTERS

SETTLEMENT OF CERTAIN REGULATORY ISSUES

     By Order dated December 31, 1996 (December 31st Order), the BPU approved a settlement among PSE&G, the staff of the BPU (Staff) and the New Jersey Division of Ratepayer Advocate addressing (i) the cost impact of the current shutdown of Salem Units 1 and 2, including the "used and useful" issue related to the units through December 31, 1998; (ii) the recovery of certain replacement power costs associated with the 1994 Salem Unit 1 outage; and (iii) the recovery of capacity costs associated with PSE&G's power purchases from cogeneration producers through December 31, 1998. Under the December 31st Order, PSE&G has provided electric customers with bill credits totaling $83.9 million in January and February 1997 and PSE&G will forego recovery of $12 million associated with energy costs that previously have been deferred. The resulting earnings loss of $62.3 million or 26 cents per share of Enterprise common stock was previously recorded ($59.0 million or 25 cents per share in the third quarter of 1996 and $3.3 million or 1 cent per share in 1995).

     Under the terms of the December 31st Order, Salem Units 1 and 2 will continue in base rates without being subject to further refund and PSE&G will assume all nuclear and fossil generating fuel and performance risks, including replacement power costs associated with the Salem, Hope Creek and Peach Bottom nuclear stations from January 1, 1997 through December 31, 1998. The BPU's nuclear performance standard (NPS) will not apply to PSE&G from January 1, 1996 through December 31, 1998 (see Note 13 -- Commitments and Contingent Liabilities). In addition, the energy component of PSE&G's LEAC will be fixed at its existing level with no increase to customers until at least January, 1999. Any underrecovered or overrecovered LEAC balance existing on December 31, 1998 will not be considered in any LEAC review subsequent to that date. Any overrecovery at that date will be applied to reduce any potential stranded costs and any underrecovered balance will be charged to income in the period identified.

     The December 31st Order provides PSE&G the opportunity, but no guarantee, during the period January 1, 1997 through December 31, 1998, to fully recover the December 31, 1996 underrecovered LEAC energy balance of $151.2 million without any change in the current energy component of the LEAC charge. Management believes that it will fully recover the underrecovered LEAC balance by December 31, 1998 and will continue to follow deferred accounting treatment for the LEAC.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

     In addition to the resolution of the Salem "used and useful" issue, the December 31st Order addresses two other separate long-standing issues that PSE&G had been litigating before the BPU. The first pertains to the recovery of certain replacement power costs associated with a 58-day outage at Salem Unit 1 in 1994. The December 31st Order required PSE&G to reduce its underrecovered LEAC balance by $7 million. The second pertains to the recovery of capacity costs associated with electric utility power purchases from cogeneration producers through December 31, 1998. The December 31st Order required PSE&G to provide bill credits to electric customers totaling $6.4 million in during January and February 1997. In addition, PSE&G reduced its underrecovered LEAC balance by $5 million.

     Through separate letter agreements, PSE&G and the Ratepayer Advocate agreed on a commitment by PSE&G to provide financial assistance toward economic growth and development in New Jersey. This commitment, which runs through December 31, 1999, has four key elements. First, PSE&G will create a $30 million revolving economic development fund with emphasis on stimulating jobs and developing high technology projects in urban areas. Second, PSE&G will provide incentives to encourage local public housing authorities to replace up to 4,000 refrigerators a year. Third, PSE&G will commit $1 million to develop a fund to provide innovative assistance to low-income residents who are having difficulty paying energy bills. Finally, PSE&G will develop a computer system to assist low-income residents in identifying government and community programs from which they would be eligible to receive benefits. On February 24, 1997, an Intervenor's group filed an appeal in New Jersey Superior Court seeking an invalidation of the December 31st Order. PSE&G cannot predict the outcome of this appeal.

LGAC

     On July 30, 1996, PSE&G filed its 1996/97 LGAC petition with the BPU requesting that it be effective October 1, 1996 through December 31, 1997. PSE&G has requested the LGAC be modified so as to more closely track the market price of gas and avoid the distortions and dislocations resulting from the reflection of over and underrecoveries. The 1996/97 LGAC proposal requested that residential and certain other customer billings be converted from a levelized charge to one derived on a monthly basis. The requested change in the LGAC pricing is the same as the change in pricing for Large Volume Gas (LVG) and General Service Gas (GSG) customers which was approved by the BPU in PSE&G's 1995/96 LGAC filing. In addition, there would be a cap of five cents per therm in the month to month change in the 1996/97 LGAC rate for all customer classes. PSE&G has also requested that the 1996/97 LGAC reflect a refund of approximately $14 million to LVG and GSG customers in the form of bill credits, stemming from over collections which occurred during the 1995/96 LGAC period.

     On November 22, 1996, the BPU approved an approximate $80 million increase based upon a modified Interim Stipulation in the LGAC proceeding. The BPU did not approve PSE&G's 1996/1997 LGAC proposal that residential and certain other customer billings be converted from an annual levelized charge to one derived on a monthly basis. The monthly pricing methodology for LVG and GSG customers, with minor modifications, will continue. During the months of December 1996 and January 1997, approximately $14 million was refunded through bill credits to customers that purchased LVG or GSG service (excluding off-peak service) during the period January 1, 1996 through October 31, 1996. The refund was based on an overcollection of gas costs from those customer classes and was apportioned based on those customers' billed usage during that period. PSE&G, Staff and the Ratepayer Advocate have the right to revisit all issues in a later proceeding. PSE&G cannot predict the outcome of such a proceeding.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

ELECTRIC LEVELIZED ENERGY ADJUSTMENT CLAUSE

     On February 24, 1997, PSE&G filed with the BPU for an increase in the Demand Side Adjustment Factor component of the LEAC, to become effective on or before May 1, 1997. The filing would be effective for the period from May 1997 through December 1998 and requests an annualized increase of $151.8 million. The filing includes recovery of demand side management (DSM)/conservation costs related to BPU approved programs and would raise rates to a level sufficient to recover such costs. At December 31, 1996, PSE&G had an underrecovered balance of approximately $43 million related to these programs. Such amount is included in other Deferred Debits on PSE&G's balance sheet. This underrecovery is expected to grow to approximately $75 million by April 30, 1997. Approval of this filing would result in recovery of this balance, as well as the costs of these programs through December 1998. PSE&G cannot predict the outcome of this matter.

See Settlement of Certain Regulatory Issues.

REMEDIATION ADJUSTMENT CHARGE (RAC)

     In 1992, the BPU approved a mechanism for recovery of PSE&G's costs associated with its Manufactured Gas Plant Remediation Program (Remediation Program) since October 1, 1992, allowing the recovery of actual costs plus carrying charges, net of insurance recoveries, over a seven -- year period through PSE&G's LGAC and LEAC, with 60% charged to gas customers and 40% charged to electric customers. On November 22, 1996, the BPU approved an Interim LGAC Stipulation regarding costs incurred during the period August 1, 1995 through July 31, 1996. Under this Order, PSE&G is expected to recover $2.7 million from gas customers and $1.8 million from electric customers during the period November 1, 1996 through October 31, 1997.

CONSOLIDATED TAX BENEFITS

     In a case affecting another utility in which neither Enterprise nor PSE&G were parties, the BPU considered the extent to which tax savings generated by non-utility affiliates included in the consolidated tax return of that utility's holding company should be considered in setting that utility's rates. In 1992, the BPU approved an order in such case treating certain consolidated tax savings generated after June 30, 1990 by that utility's non-utility affiliates as a reduction of its rate base. Also in 1992, the BPU issued an order resolving PSE&G's 1992 base rate proceeding without separate quantification of the consolidated tax issue. Such order did not provide final resolution of the consolidated tax issue for any subsequent base rate filing. While Enterprise continues to account for its two wholly-owned subsidiaries on a stand-alone basis, resulting in a realization of tax benefits by the entity generating the benefit, an ultimate unfavorable resolution of the consolidated tax issue could reduce PSE&G's and Enterprise's revenues, net income or net cash flows. In addition, an unfavorable resolution may adversely impact Enterprise's non-utility investment strategy. Enterprise believes that PSE&G's taxes should be treated on a stand-alone basis for rate-making purposes, based on the separate nature of the utility and non-utility businesses. The issue of Enterprise sharing the benefits of consolidated tax savings with PSE&G or its ratepayers was addressed by the BPU in its July 28, 1996 letter which informed PSE&G that the issue of consolidated tax savings can be discussed in the context of PSE&G's next base rate case or plan for an alternative form of regulation. However, neither Enterprise nor PSE&G is able to predict what action, if any, the BPU may take concerning consolidation of tax benefits in future rate proceedings (see Note 11 -- Federal Income Taxes).

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

ALTERNATIVE RATE PLAN

     On January 16, 1996, PSE&G proposed to the BPU an alternative rate plan that included an immediate $50 million rate reduction for its electric customers, various types of rate freezes, assurances that future price increases related to controllable costs will be lower than the rate of inflation and funding of up to an aggregate of $55 million in two economic development initiatives. As a result of the findings and filing requirements of the BPU's draft Phase II report of the Master Plan (draft Phase II report), on January 31, 1997, PSE&G withdrew its alternative rate plan from further consideration.

OTHER RATE MATTERS

     In 1995, the BPU initiated a generic proceeding that would eventually lead to New Jersey electric utilities having the ability to offer "off-tariff" negotiated rates to customers. Although these Off-Tariff Rate Agreements (OTRA) are offered at PSE&G's sole discretion, they are subject to BPU approval of minimum price, confidentiality of information, contract duration, regulatory filing requirements and other reporting requirements. These negotiated OTRAs form part of PSE&G's overall strategy to retain customers in its service territory and maintain long term electric sales. To date, three OTRAs have been filed with and approved by the BPU and PSE&G is currently in negotiations with several other customers. PSE&G cannot predict what impact OTRAs may have on its financial position, results of operations and net cash flows.

     On August 1, 1996, the BPU initiated a generic proceeding to resolve the regulatory and rate issues associated with SFAS 106. On January 8, 1997, the BPU issued its Order adopting a stipulation of the parties to the proceeding regarding SFAS 106 cost recovery mechanisms and initiating a second phase of the generic proceeding requiring each utility's individual filing to obtain SFAS 106 accrual rate recognition under one of the rate mechanisms established in the BPU Order. PSE&G cannot predict the outcome of this proceeding.

     On September 19, 1996, PSE&G filed a petition with the BPU to establish an interim Competitive Transition Charge (CTC). The CTC is designed to recover stranded costs which may result from a customer leaving PSE&G's system as a full requirements customer. If approved by the BPU as filed, this charge would apply to customers who, after September 19, 1996, commit to an alternate source of electric power while remaining physically located in PSE&G's electric franchise area. Further, this interim charge would be limited to customers with present billing demands in excess of 500KW. The proposed charge would be interim, pending BPU resolution of the stranded cost issue on a generic basis in the Energy Master Plan. PSE&G cannot predict what action the BPU may take with respect to the CTC petition.

     Recoverability of stranded costs is largely dependent on the transition rules established by regulators, including the FERC and the BPU. Stranded costs that could result as the industry moves to a more competitive environment include investments in generating facilities, transmission assets, purchase power agreements where the price being paid under such an agreement exceeds the market price for electricity and regulatory assets for which recovery is based solely on continued cost based regulation. Since the Energy Master Plan proceeding is still in the proposal phase, and recognizing that the issue of securitization and the extent of its application have not been determined, as well as the potential need for legislative action, management cannot predict the level of PSE&G's stranded costs or the extent to which regulators will allow recovery of such costs.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

NOTE 4.   PSE&G NUCLEAR DECOMMISSIONING

     The BPU decision in PSE&G's most recent base rate case utilized studies based on the prompt removal/ dismantlement method of decommissioning for all of PSE&G's nuclear generating stations. This method consists of removing fuel, source material and all other radioactive materials with activity levels above accepted release limits from the nuclear sites. PSE&G has an ownership interest in five nuclear units: Salem 1 and Salem 2 -- 42.59% each, Hope Creek -- 95% and Peach Bottom 2 and 3 -- 42.49% each. In accordance with rate orders received from the BPU, PSE&G has established an external master nuclear decommissioning trust for all its nuclear units. This trust contains two separate funds: a qualified fund and a non-qualified fund, due to an Internal Revenue Service
(IRS) ruling. Section 468A of the Internal Revenue Code limits the amount of money that can be contributed into a "qualified" fund. Contributions made into a qualified fund are tax deductible. PSE&G estimated the total cost of decommissioning its share of these five nuclear units at $986 million in year end 1995 dollars (the year that the most recent site specific estimates were prepared), excluding contingencies. On December 23, 1996, PSE&G filed its 1995 nuclear plant decommissioning cost update with the BPU. The filing included decommissioning cost updates for PSE&G's respective ownership shares of its five nuclear units. PSE&G's filing was based on site specific studies (year end 1995 dollars).

     The most recent base rate decision provided that $15.6 million of such costs are to be collected through base rates and an additional annual amount of $7 million in 1993 and $14 million each year thereafter are to be recovered through PSE&G's LEAC. At December 31, 1996 and 1995, the accumulated provision for depreciation and amortization included reserves for nuclear decommissioning for PSE&G's nuclear units of $338 million and $292 million, respectively. As of December 31, 1996 and 1995, PSE&G had contributed $249 million and $220 million, respectively, into independent, external, qualified and non-qualified nuclear decommissioning trust funds. The fair market value of these funds as of December 31, 1996 and 1995 was $375 million and $311 million, respectively.

     The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry, including PSE&G, regarding the recognition, measurement and classification of nuclear decommissioning costs in their financial statements. In response to these questions, the Financial Accounting Standards Board (FASB) has agreed to review the accounting for removal costs, including decommissioning. If current electric utility industry accounting practices for decommissioning are changed: (1) annual provisions for decommissioning could increase, (2) the estimated cost for decommissioning could be recorded as a liability rather than as accumulated depreciation and (3) trust fund income from the external decommissioning trusts could be reported as investment income rather than as a reduction to decommissioning expense.

URANIUM ENRICHMENT DECONTAMINATION AND DECOMMISSIONING FUND

     In accordance with EPAct, domestic utilities that own nuclear generating stations are required to pay a cumulative total of $150 million each year (adjusted for inflation) into a decontamination and decommissioning fund, based on their past purchases of U.S. government enrichment services. These amounts are being collected over a period of 15 years or until $2.25 billion (adjusted for inflation) has been collected. Under this legislation, PSE&G's obligation for the nuclear generating stations in which it has an interest is $69 million (adjusted for inflation). Since 1993, PSE&G has paid $22 million, resulting in a balance due of $47 million. PSE&G has deferred the expenditures incurred to date as part of deferred underrecovered electric energy costs (see Note 3 -- Rate Matters).

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

SPENT NUCLEAR FUEL DISPOSAL COSTS

     In accordance with the Nuclear Waste Policy Act (NWPA), PSE&G has entered into contracts with the Department of Energy (DOE) for the disposal of spent nuclear fuel. Payments made to the DOE for disposal costs are based on nuclear generation and are included in Fuel for Electric Generation and Net Interchanged Power in the Statements of Income. These costs are being recovered through the LEAC (see Note 3 -- Rate Matters).

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

NOTE 5.   SCHEDULE OF CONSOLIDATED CAPITAL STOCK AND OTHER SECURITIES

                                                                      CURRENT
                                                                     REDEMPTION
                                                       OUTSTANDING     PRICE      DECEMBER 31,   DECEMBER 31,
                                                         SHARES      PER SHARE        1996           1995
                                                       -----------   ----------   ------------   ------------
                                                                                    (THOUSANDS OF DOLLARS)
Enterprise Common Stock (no par) -- (Note A) --
  Authorized 500,000,000 shares; issued and
  outstanding at December 31, 1996, 233,470,291
  shares and at December 31, 1995 and December 31,
  1994, 244,697,930 shares...........................                              $3,626,792     $3,801,157
Enterprise Preferred Securities (Note B)
  PSE&G Cumulative Preferred Securities (Note C)
     Without Mandatory Redemption (Notes D and E)
     $100 par value series
     4.08%...........................................     146,221      103.00      $   14,622     $   25,000
     4.18%...........................................     116,958      103.00          11,696         24,994
     4.30%...........................................     149,478      102.75          14,948         25,000
     5.05%...........................................     104,002      103.00          10,400         25,000
     5.28%...........................................     117,864      103.00          11,786         25,000
     6.80%...........................................     188,684      102.00          18,869         25,000
     6.92%...........................................     160,711          --          16,071         60,000
     7.40%...........................................          --          --              --         50,000
     7.52%...........................................          --          --              --         50,000
  $25 par value series
     6.75%...........................................     600,000          --          15,000         15,000
                                                                                     --------       --------
  Total Preferred Stock without Mandatory
     Redemption......................................                              $  113,392     $  324,994
                                                                                     ========       ========
     With Mandatory Redemption (Notes D and F)
     $100 par value series
     7.44%...........................................     750,000          --      $   75,000     $   75,000
     5.97%...........................................     750,000          --          75,000         75,000
                                                                                     --------       --------
  Total Preferred Stock with Mandatory Redemption....                              $  150,000     $  150,000
                                                                                     ========       ========
  Monthly Guaranteed Preferred Beneficial Interest in
  PSE&G's Subordinated Debentures (Notes D, F and G)
     9.375%..........................................   6,000,000          --      $  150,000     $  150,000
     8.00%...........................................   2,400,000          --          60,000         60,000
                                                                                     --------       --------
     Total Monthly Guaranteed Preferred Beneficial
     Interest in PSE&G's Subordinated Debentures.....                              $  210,000     $  210,000
                                                                                     ========       ========
  Quarterly Guaranteed Preferred Beneficial Interest
  in PSE&G's Subordinated Debentures (Notes D, F and
  H)
     8.625%..........................................   8,320,000          --      $  208,000             --
                                                                                     --------
     Total Quarterly Guaranteed Preferred Beneficial
     Interest in PSE&G's Subordinated Debentures.....                              $  208,000             --
                                                                                     ========

---------------

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

(A) In July 1996, Enterprise initiated a common stock repurchase program. As of December 31, 1996, 11,227,639 shares had been repurchased for $307 million. The program concluded on January 17, 1997. The total number of shares repurchased under the program was 12,740,322 at a cost of $350 million.

    Total authorized and unissued shares include 7,302,488 shares of Enterprise Common Stock reserved for issuance through Enterprise's Dividend Reinvestment and Stock Purchase Plan and various employee benefit plans. In 1996 and 1995, no shares of Enterprise Common Stock were issued or sold through these plans.

(B) Enterprise has authorized a class of 50,000,000 shares of Preferred Stock without par value, none of which is outstanding.

(C) At December 31, 1996, there were aggregates of 5,016,082 shares of $100 par value and 9,400,000 shares of $25 par value Cumulative Preferred Stock which were authorized and unissued, and which upon issuance may or may not provide for mandatory sinking fund redemption. If dividends upon any shares of Preferred Stock are in arrears in an amount equal to the annual dividend thereon, voting rights for the election of a majority of PSE&G's Board of Directors become operative and continue until all accumulated and unpaid dividends thereon have been paid, whereupon all such voting rights cease, subject to being revived from time to time.

(D) At December 31, 1996, the annual dividend requirement and embedded dividend rate for Preferred Stock without mandatory redemption was $6,283,425 and 5.45%, respectively, and for Preferred Stock with mandatory redemption was $10,057,500 and 6.75%, respectively.

      At December 31, 1995, the annual dividend requirement and embedded dividend rate for Preferred Stock without mandatory redemption was $20,046,765 and 6.14%, respectively, and for Preferred Stock with mandatory redemption was $10,057,500 and 6.75%, respectively.

      At December 31, 1996 and 1995, the annual dividend requirement and embedded cost of the Monthly Income Preferred Securities (Guaranteed Preferred Beneficial Interest in PSE&G's Subordinated Debentures) was $18,862,500 and 6.04%, respectively.

      At December 31, 1996, the annual dividend requirement of the Quarterly Income Preferred Securities (Guaranteed Preferred Beneficial Interest in PSE&G's Subordinated Debentures) and their embedded costs were $17,940,000 and 5.80%, respectively.

(E) On June 28, 1996, PSE&G redeemed all of the 500,000 shares of each of its outstanding 7.52% and 7.40% cumulative preferred stock ($100 par), at a redemption price of $101 per share.

      In addition, PSE&G purchased an aggregate of 1,116,024 shares of its 4.08%, 4.18%, 4.30%, 5.05%, 5.28%, 6.80% and 6.92% Cumulative Preferred
      Stock ($100 par) through a tender offer.

(F) For information concerning fair value of financial instruments, see Note 9 -- Financial Instruments and Risk Management.

(G) Public Service Electric and Gas Capital, L.P. was formed for the purpose of issuing Monthly Income Preferred Securities (Monthly Guaranteed Preferred Beneficial Interest in PSE&G's Subordinated Debentures). The proceeds of Monthly Guaranteed Preferred Beneficial Interest in PSE&G's Subordinated Debentures sales were lent to PSE&G and evidenced by PSE&G's Deferrable Interest Subordinated Debentures. If and for as long as payments on PSE&G's Deferrable Interest Subordinated Debentures have been deferred, or PSE&G has defaulted on the indenture related thereto or its guarantee thereof, PSE&G may not pay any dividends on its Common and Preferred Stock.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

(H) On June 26, 1996, PSE&G Capital Trust I (Trust), a special purpose statutory business trust wholly owned by PSE&G, issued $208 million of 8.625% Quarterly Income Preferred Securities (Quarterly Guaranteed Preferred Beneficial Interest in PSE&G's Subordinated Debentures). The sole asset of the Trust is PSE&G's 8.625% Series A Deferrable Interest Subordinated Debenture, evidenced by such loan, in an aggregate principal amount of $214,433,000 with a stated maturity date of June 26, 2045. The Subordinated Debentures and the Indenture constitute a full and unconditional guarantee by PSE&G of the Preferred Securities issued by the Trust.

NOTE 6.   DEFERRED ITEMS

PROPERTY ABANDONMENTS

     The BPU has authorized PSE&G to recover after-tax property abandonment costs from its customers. The following table reflects the application of Statement of Financial Accounting Standards No. 90, "Regulated
Enterprises -- Accounting for Abandonments and Disallowances of Plant Costs," (SFAS 90) on property abandonments, and related tax effects, for which no return is earned. The net-of-tax discount rate used was between 4.868% and 5.292%.

                                                                  PROPERTY ABANDONMENTS
                                                    -------------------------------------------------
                                                      DECEMBER 31, 1996          DECEMBER 31, 1995
                                                    ----------------------     ----------------------
                                                    DISCOUNTED                 DISCOUNTED
                                                       COST         TAXES         COST         TAXES
                                                    ----------     -------     ----------     -------
                                                                 (THOUSANDS OF DOLLARS)
    Atlantic Project..............................   $ 45,718      $19,178      $ 58,221      $24,440
    LNG Project...................................          0            0         2,992          957
    Uranium Projects..............................      6,855        3,019         8,907        3,871
                                                      -------      -------       -------      -------
                                                     $ 52,573      $22,197      $ 70,120      $29,268
                                                      =======      =======       =======      =======

UNDERRECOVERED ELECTRIC ENERGY AND GAS COSTS -- NET

     Recoveries of electric energy and gas costs are determined by the BPU under the LEAC and LGAC. PSE&G's deferred fuel balances as of December 31, 1996 and 1995 reflect underrecovered costs as follows:

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1996       1995
                                                                         ------     ------
                                                                           (MILLIONS OF
                                                                             DOLLARS)
        Underrecovered Electric Energy Costs...........................  $151.2     $162.4
        Underrecovered Gas Fuel Costs..................................    24.9        8.2
                                                                          -----      -----
                  Total................................................  $176.1     $170.6
                                                                          =====      =====

     The December 31st Order provides PSE&G the opportunity, but no guarantee, during the period January 1, 1997 through December 31, 1998, to fully recover its December 31, 1996 underrecovered LEAC balance of $151.2 million without any change in the current energy component of the LEAC charge. Management believes that it will fully recover the underrecovered LEAC balance by December 31, 1998 and will continue to follow deferred accounting treatment for the LEAC.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

UNRECOVERED PLANT AND REGULATORY STUDY COSTS

     Amounts shown in the consolidated balance sheets consist of costs associated with developing, consolidating and documenting the specific design basis of PSE&G's jointly owned nuclear generating stations, as well as PSE&G's share of costs associated with the cancellation of the Hydrogen Water Chemistry System Project (HWCS Project) at Peach Bottom. PSE&G has received both BPU and FERC approval to defer and amortize, over the remaining lives of the Salem, Hope Creek and Peach Bottom nuclear units, costs associated with configuration baseline documentation and the canceled HWCS Project.

OIL AND GAS PROPERTY WRITE-DOWN

     On December 31, 1992, the BPU approved the recovery of PSE&G's deferral of an EDC write-down through PSE&G's LGAC over a ten-year period beginning January 1, 1993.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

NOTE 7.   SCHEDULE OF CONSOLIDATED DEBT

LONG-TERM

                                                                            DECEMBER 31,
                                                                      -------------------------
                   INTEREST RATES                        MATURITY        1996           1995
----------------------------------------------------    ----------    ----------     ----------
                                                                       (THOUSANDS OF DOLLARS)
PSE&G
First and Refunding Mortgage Bonds (Note A)
6.875%-7.125%                                           1997......    $  300,000     $  300,000
6.00%                                                   1998......       100,000        100,000
8.75%                                                   1999......       100,000        100,000
6.00%-7.625%                                            2000......       400,000        400,000
7.875%                                                  2001......       100,000        100,000
6.125%-9.125%                                           2002-2006...   1,200,000      1,200,000
6.25%-6.90%                                             2007-2011...     152,990          2,990
6.75%-7.375%                                            2012-2016...     398,500        198,500
Variable                                                2012-2016...      66,120         42,620
6.45%-9.25%                                             2017-2021...     172,980        375,600
Variable                                                2017-2021...      13,700         13,700
5.20%-8.75%                                             2022-2026...     689,362        917,500
5.70%-6.55%                                             2027-2031...     349,200        349,200
5.45%-6.40%                                             2032-2036...     295,200        295,200
5.00%-8.00%                                             2037......        15,001         15,001
MEDIUM-TERM NOTES
7.10%-7.13%                                             1997......       100,000        100,000
8.10%-8.16%                                             2009......        60,000         60,000
7.15%-7.18%                                             2023......        40,500         40,500
                                                                      ----------     ----------
          Total First and Refunding Mortgage Bonds................     4,553,553      4,610,811
                                                                      ----------     ----------
Debenture Bonds Unsecured
6.00%                                                   1998......        18,195         18,195
                                                                      ----------     ----------
          Total Debenture Bonds...................................        18,195         18,195
                                                                      ----------     ----------
Principal Amount Outstanding (Note F).............................     4,530,831      4,629,006
Amounts Due Within One Year (Note B)..............................      (423,500)            --
Net Unamortized Discount..........................................       (40,917)       (42,738)
                                                                      ----------     ----------
          Total Long-Term Debt of PSE&G (Note G)..................    $4,107,331     $4,586,268
                                                                      ==========     ==========

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                                                                            DECEMBER 31,
                                                                      -------------------------
                   INTEREST RATES                        MATURITY        1996           1995
----------------------------------------------------    ----------    ----------     ----------
                                                                       (THOUSANDS OF DOLLARS)
EDHI
CAPITAL (NOTE C) SENIOR NOTES
9.875%-10.05%                                           1998......    $   80,000     $  122,500
MEDIUM-TERM NOTES
9.00%                                                   1996......            --         20,000
5.79%-5.92%                                             1997......        27,000         27,000
9.00%                                                   1998......        75,000         75,000
8.95%-9.93%                                             1999......       155,000        155,000
6.54%                                                   2000......        78,000         78,000
                                                                      ----------     ----------
Principal Amount Outstanding (Note F).............................       415,000        477,500
Amount included in Net Assets of Discontinued Operations..........            --         (1,570)
Amounts Due Within One Year (Note B)..............................       (69,481)       (60,912)
Net Unamortized Discount..........................................          (619)          (901)
                                                                      ----------     ----------
          Total Long-Term Debt of Capital.........................    $  344,900     $  414,117
                                                                      ==========     ==========
FUNDING (NOTE D)
9.55%                                                   1996......    $       --     $   28,000
6.85%-9.59%                                             1997......        55,000         55,000
9.95%                                                   1998......        83,000         83,000
7.58%                                                   1999......        45,000         45,000
                                                                      ----------     ----------
Principal Amount Outstanding (Note F).............................       183,000        211,000
Amount included in Net Assets of Discontinued Operations..........            --        (28,000)
Amounts Due Within One Year (Note B)..............................       (55,000)            --
                                                                      ----------     ----------
          Total Long-Term Debt of Funding.........................    $  128,000     $  183,000
                                                                      ==========     ==========
EGDC MORTGAGE NOTES
10.625%-12.75% (Note F)                                 2012......    $       --     $    6,554
Amounts Due Within One Year.......................................            --           (148)
                                                                      ----------     ----------
          Total Long-Term Debt of EGDC............................    $       --     $    6,406
                                                                      ==========     ==========
          Total Long-Term Debt of EDHI............................    $  472,900     $  603,523
                                                                      ==========     ==========
            Consolidated Long-Term Debt (Note E)..................    $4,580,231     $5,189,791
                                                                      ==========     ==========

NOTES:

(A) PSE&G's Mortgage, securing the Bonds, constitutes a direct first mortgage lien on substantially all PSE&G's property and franchises.

    During the year, PSE&G reacquired on the open market $75.1 million of its 8 1/2% Series LL First and Refunding Mortgage Bonds and $6.6 million of its 9 1/4% Series CC First and Refunding Mortgage Bonds. On

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

    January 30, 1996, PSE&G issued $200 million and $150 million, respectively, principal amount of its First and Refunding Mortgage Bonds 6 3/4% Series VV due 2016 and 6 1/4% Series WW due 2007, respectively.

(B) The aggregate principal amounts of mandatory requirements for sinking funds and maturities for each of the five years following December 31, 1996 are as follows:

                                              SINKING
                                               FUNDS                       MATURITIES
                                              -------   -------------------------------------------------
                      YEAR                    CAPITAL     PSE&G       CAPITAL      FUNDING       TOTAL
     ---------------------------------------  -------   ----------   ----------   ----------   ----------
                                                                (THOUSANDS OF DOLLARS)
     1997...................................  $42,500   $  400,000   $   27,000   $   55,000   $  524,500
     1998...................................   37,500      118,195       75,000       83,000      313,695
     1999...................................       --      100,000      155,000       45,000      300,000
     2000...................................       --      400,000       78,000           --      478,000
     2001...................................       --      100,000           --           --      100,000
                                              -------   ----------     --------     --------   ----------
                                              $80,000   $1,118,195   $  335,000   $  183,000   $1,716,195
                                              =======   ==========     ========     ========   ==========

(C) Capital has provided up to $750 million debt financing for EDHI's businesses, except ERI, on the basis of a net worth maintenance agreement with Enterprise. Effective January 31, 1995, Capital agreed to limit its borrowings to no more than $650 million.

(D) Funding provides debt financing for EDHI's businesses, other than EGDC and ERI, on the basis of an unconditional guarantee from EDHI.

(E) At December 31, 1996 and 1995, the annual interest requirement on long-term debt was $369.9 million and $399.8 million, of which $302.0 million and $315.6 million, respectively, was the requirement for Bonds. The embedded interest cost on long-term debt on such date was 7.62% and 7.71%, respectively.

(F) For information concerning fair value of financial instruments, see Note 9 -- Financial Instruments and Risk Management.

(G) At December 31, 1996 and 1995, PSE&G's annual interest requirement on long-term debt was $316.8 million and $330.5 million, of which $302.0 million and $315.6 million, respectively, was the requirement for Bonds. The embedded interest cost on long-term debt on such dates was 7.45% and 7.54%, respectively. The embedded interest cost on long-term debt due within one year at December 31, 1996 was 7.46%.

SHORT-TERM (COMMERCIAL PAPER AND LOANS)

     Commercial paper represents unsecured bearer promissory notes sold through dealers at a discount with a term of nine months or less.

     Bank loans represent PSE&G's unsecured promissory notes issued under informal credit arrangements with various banks and have a term of eleven months or less.

PSE&G

                                                                            1996     1995     1994
                                                                            ----     ----     ----
                                                                            (MILLIONS OF DOLLARS)
Principal amount outstanding at year end, primarily commercial paper......  $638     $567     $402
Weighted average interest rate for short-term debt at year end............  5.70%    5.93%    6.07%

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

     PSE&G has authorization from the BPU to issue and have outstanding not more than $1.3 billion of its short-term obligations at any one time, consisting of commercial paper and other unsecured borrowings from banks and other lenders. This authorization expires January 2, 1999.

     PSE&G has a $1 billion commercial paper program (Program) supported by a $500 million one year revolving credit agreement expiring in August 1997 and a $500 million five year revolving credit agreement expiring in August 2000 with a group of commercial banks. As of December 31, 1996, 1995 and 1994, PSE&G had $443 million, $391 million and $258 million respectively, outstanding under the Program, which amounts are included in the table above. As of December 31, 1996, there was no debt outstanding under the revolving credit agreements.

     PSE&G has $114 million in uncommitted lines of credit facilities extended by a number of banks to primarily support short-term borrowings, of which $64 million was outstanding on December 31, 1996 and are included in the table above.

     PSE&G had various lines of credit facilities extended by banks to primarily support the issuance of letters of credit. As of December 31, 1996, letters of credit were issued in the amount of $20.6 million.

     PSE&G Fuel Corporation (Fuelco) has a $125 million commercial paper program to finance a 42.49% share of Peach Bottom nuclear fuel, supported by a $125 million revolving credit facility with a group of banks, which expires in March 2000. PSE&G has guaranteed repayment of Fuelco's respective obligations. As of December 31, 1996, 1995 and 1994, Fuelco had commercial paper of $83.2 million, $87.7 million and $93.7 million, respectively, outstanding under the commercial paper program, which amounts are included in the table above. As of December 31, 1996, there was no debt outstanding under the revolving credit facility.

     Public Service Conservation Resources Corporation (PSCRC) has a $30 million revolving credit facility supported by a PSE&G subscription agreement in an aggregate amount of $30 million which terminates on March 7, 1997. As of December 31, 1996, PSCRC had $30 million outstanding under this facility, which amount is included in the table above.

     PSE&G has entered into standby financing arrangements with a bank totaling $80 million. These facilities support tax-exempt multi-mode financings done through the New Jersey Economic Development Authority and the York County (Pennsylvania) Industrial Development Authority. As of December 31, 1996, no amounts were outstanding under such arrangements.

EDHI

                                                                            1996     1995     1994
                                                                            ----     ----     ----
                                                                            (MILLIONS OF DOLLARS)
Principal amount outstanding at year end..................................    --     $182(A)  $ 90(A)
Weighted average interest rate for short-term debt at year end............    --     6.26%    5.97%

---------------
(A) Amounts included in Net Assets of Discontinued Operations.

     Through July 31, 1996, Funding had a commercial paper program, supported by a commercial bank letter of credit and credit facility, in the amount of $225 million. Additionally, Funding had a $225 million revolving credit facility. Both facilities were scheduled to expire in March 1998. On July 31, 1996, Funding amended and restated its commercial paper program and revolving credit facility in conjunction with the sale of EDC, reducing the total amount from $450 million to $300 million and extending the maturity from March 1998 to July 1999. The $225 million commercial paper program was eliminated and the $225 million revolving credit facility was increased to

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

$300 million. As of December 31, 1996, Funding had no borrowings outstanding under the amended and restated facility.

ENTERPRISE

     At December 31, 1996, 1995 and 1994, Enterprise had a $25 million line of credit with a bank. At those dates, Enterprise had no borrowings under this line.

NOTE 8.   LONG-TERM INVESTMENTS

     Long-Term Investments are primarily those of EDHI.

                                                                               DECEMBER 31,
                                                                             -----------------
                                                                              1996       1995
                                                                             ------     ------
                                                                               (MILLIONS OF
                                                                                 DOLLARS)
    Lease Agreements (see Note 12 -- Leasing Activities):
      Leveraged Leases.....................................................  $  932     $  845
      Direct-Financing Leases..............................................      33         35
      Other Leases.........................................................       3          6
                                                                             ------     ------
              Total........................................................     968        886
                                                                             ------     ------
    Partnerships:
      General Partnerships.................................................     138        173
      Limited Partnerships.................................................     495        518
                                                                             ------     ------
              Total........................................................     633        691
                                                                             ------     ------
    Corporate Joint Ventures...............................................      75         49
    Securities.............................................................      48         63
    Other Investments......................................................     130        119
                                                                             ------     ------
              Total Long-Term Investments..................................  $1,854     $1,808
                                                                             ======     ======

     PSRC's leveraged leases are reported net of principal and interest on nonrecourse loans, unearned income and deferred tax credits. Income and deferred tax credits are recognized at a level rate of return from each lease during the periods in which the net investment is positive.

     Partnership investments are those of PSRC, EGDC and CEA and are undertaken with other investors. PSRC is a limited partner in various partnerships and is committed to make investments from time to time upon the request of the respective general partners. At December 31, 1996, $30 million remained as PSRC's unfunded commitment subject to call.

     Other investments relate primarily to PSCRC's investment in Demand Side Management projects. PSCRC's investment balance at December 31, 1996 and 1995 was approximately $101 million and $91 million, respectively.

NOTE 9.   FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     Enterprise's operations give rise to exposure to market risks from changes in natural gas prices, interest rates, foreign exchange rates and security prices of investments. Enterprise's policy is to use derivatives for the purpose of

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED managing market risk consistent with its business plans and prudent practices. Enterprise does not hold or issue financial instruments for trading purposes.

NATURAL GAS HEDGING

     Through December 31, 1996 and 1995, ERI entered into futures contracts to buy 10,810,000 mmbtu and 4,970,000 mmbtu of natural gas at average prices of $2.10 per mmbtu and $1.78 per mmbtu, respectively, related to fixed-price sales commitments. Such contracts, together with physical purchase contracts, hedged approximately 95% and 91% of its fixed-price sales commitments at December 31, 1996 and 1995, respectively. ERI had deferred unrealized hedge gains of $3.6 million and $3.1 million at those respective dates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value was determined using the market quotations or values of securities with similar terms, credit ratings, remaining maturities and redemptions at the end of 1996 and 1995, respectively.

                                                                        DECEMBER 31,
                                                      -------------------------------------------------
                                                               1996                      1995
                                                      -----------------------   -----------------------
                                                       CARRYING       FAIR       CARRYING       FAIR
                                                        AMOUNT       VALUE        AMOUNT       VALUE
                                                      ----------   ----------   ----------   ----------
                                                                   (THOUSANDS OF DOLLARS)
Long-Term Debt(A):
  EDHI..............................................  $  597,381   $  606,000   $  694,153   $  731,000
  PSE&G.............................................   4,530,831    4,591,947    4,586,268    4,828,008
Preferred Securities Subject to Mandatory
  Redemption:
  PSE&G Cumulative Preferred Securities.............     150,000      151,875      150,000      156,000
  Monthly Guaranteed Preferred Beneficial Interest
     in PSE&G's Subordinated Debentures.............     210,000      220,200      210,000      225,300
  Quarterly Guaranteed Preferred Beneficial Interest
     in PSE&G's Subordinated Debentures.............     208,000      211,120           --           --

---------------
(A) Includes current maturities

NOTE 10.   CASH AND CASH EQUIVALENTS

     The December 31, 1996 and 1995 balances consist primarily of working funds and highly liquid marketable securities (commercial paper and money market funds) with a maturity of three months or less.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

NOTE 11.   FEDERAL INCOME TAXES

     A reconciliation of reported Net Income with pretax income and of Federal income tax expense with the amount computed by multiplying pretax income by the statutory Federal income tax rate of 35% is as follows:

                                                                 1996        1995         1994
                                                               --------   ----------   ----------
                                                                     (THOUSANDS OF DOLLARS)
    Net Income...............................................  $611,596   $  662,323   $  679,033
    Preferred securities (net)...............................     4,984       34,236       40,467
    Discontinued Operations..................................   (24,238)     (35,036)     (12,512)
                                                               --------   ----------   ----------
              Subtotal.......................................   592,342      661,523      706,988
                                                               --------   ----------   ----------
    Federal income taxes:
      Operating income:
         Current provision...................................   124,436      207,663      166,088
         Provision for deferred income taxes -- net(A).......   187,479      152,222      167,155
         Investment tax credits -- net.......................   (21,662)     (21,919)     (23,297)
                                                               --------   ----------   ----------
              Total included in operating income.............   290,253      337,966      309,946
    Miscellaneous other income:
         Current provision...................................       537       (9,897)      (8,186)
         Provision for deferred income taxes(A)..............        21        9,816       10,422
         SFAS 90 deferred income taxes(A)....................     1,781        2,161        2,530
                                                               --------   ----------   ----------
              Total Federal income tax provisions............   292,592      340,046      314,712
                                                               --------   ----------   ----------
    Pretax income............................................  $884,934   $1,001,569   $1,021,700
                                                               ========   ==========   ==========

     Reconciliation between total Federal income tax provisions and tax computed at the statutory tax rate on pretax income:

                                                                    1996         1995         1994
                                                                  --------     --------     --------
                                                                        (THOUSANDS OF DOLLARS)
Tax computed at the statutory rate..............................  $309,727     $350,549     $357,595
                                                                  --------     --------     --------
Increase (decrease) attributable to flow through of certain tax adjustments:
     Depreciation...............................................    11,031       16,257       (4,597)
     Amortization of investment tax credits.....................   (21,662)     (21,919)     (23,297)
     Other......................................................    (6,504)      (4,841)     (14,989)
                                                                  --------     --------     --------
          Subtotal..............................................   (17,135)     (10,503)     (42,883)
                                                                  --------     --------     --------
          Total Federal income tax provisions...................  $292,592     $340,046     $314,712
                                                                  ========     ========     ========
Effective Federal income tax rate...............................      33.1%        34.0%        30.8%

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

(A) The provision for deferred income taxes represents the tax effects of the following items:

                                                                    1996         1995         1994
                                                                  --------     --------     --------
                                                                        (THOUSANDS OF DOLLARS)
Deferred Credits:
  Additional tax depreciation and amortization..................  $ 38,487     $133,764     $102,934
  Leasing Activities............................................   136,402       64,567       60,129
  Property Abandonments.........................................    (6,985)      (7,411)      (6,606)
  Oil and Gas Property Write-Down...............................    (2,451)      (2,451)      (2,451)
  Deferred Fuel Costs -- net....................................     6,533       (3,601)      39,361
  Other.........................................................    17,295      (20,669)     (13,260)
                                                                  --------     --------     --------
          Total.................................................  $189,281     $164,199     $180,107
                                                                  ========     ========     ========

     Between the years 1987 and 1994, Enterprise's Federal Alternative Minimum Tax (AMT) liability exceeded its regular Federal income tax liability. This excess can be carried forward indefinitely to offset regular income tax liability in future years. Enterprise commenced using these AMT credits in 1995 and expects to continue using them in future years as the regular tax liability exceeds AMT. As of December 31, 1996, 1995 and 1994, Enterprise had AMT credits of $88 million, $183 million and $225 million, respectively.

     In March 1992, the IRS issued reports following its examination of PSE&G's consolidated tax return for 1985 and Enterprise's consolidated tax returns for 1986 and 1987. The reports proposed an increase in tax liability of $121 million, primarily due to issues related to the Hope Creek nuclear unit. Interest, after taxes, on the increased liability totaled an additional $119 million as of December 31, 1995. In August 1996, Enterprise reached an agreement with the IRS covering most of the disputed issues. The partial agreement included resolution of all disputed issues related to Hope Creek and did not have a material impact on the financial position, results of operations or net cash flows of PSE&G or Enterprise. While no assurances can be given regarding the outcome of the remaining unresolved issues, an unfavorable resolution is not expected to have a material adverse impact on the financial position, results of operations or net cash flows of PSE&G or Enterprise.

     Enterprise provides deferred taxes at the enacted statutory tax rate for all temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities irrespective of the treatment for rate-making purposes. Management believes that it is probable that the accumulated tax benefits that previously have been treated as a flow-through item to PSE&G customers will be recovered from utility customers in the future. Accordingly, an offsetting regulatory asset was established. As of December 31, 1996, PSE&G had a deferred tax liability and an offsetting regulatory asset of $752 million representing the future revenue expected to be recovered through rates based upon established regulatory practices which permit recovery of current taxes payable. This amount was determined using the 1996 Federal income tax rate of 35%.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

     The following is an analysis of deferred income taxes:

                                                                                DECEMBER 31,
                                                                          -------------------------
                         DEFERRED INCOME TAXES                               1996           1995
------------------------------------------------------------------------  ----------     ----------
                                                                           (THOUSANDS OF DOLLARS)
Assets:
  Current (net).........................................................  $   23,210     $   27,571
                                                                          ----------     ----------
  Noncurrent:
     Unrecovered Investment Tax Credits.................................     123,073        129,713
     Nuclear Decommissioning............................................      27,156         25,241
     Construction Period Interest and Taxes.............................      16,292         17,199
     Vacation Pay.......................................................       6,796          6,681
     AMT Credit.........................................................      87,806        183,237
     Real Estate Impairment.............................................       3,244          5,213
     Other..............................................................      22,948          4,108
                                                                          ----------     ----------
          Total Noncurrent..............................................     287,315        371,392
                                                                          ----------     ----------
          Total Assets..................................................     310,525        398,963
                                                                          ----------     ----------
Liabilities:
  Noncurrent:
     Plant Related Items................................................   2,361,656      2,341,374
     Leasing Activities.................................................     669,405        616,914
     Property Abandonments..............................................      16,281         21,469
     Oil and Gas Property Write-Down....................................      11,196         13,061
     Underrecovered Electric Energy & Gas Costs (net)...................      62,817         56,283
     Unamortized Debt Expense...........................................      39,980         36,945
     Taxes Recoverable Through Future Rates (net).......................     258,740        262,625
     Other..............................................................     117,583        106,147
                                                                          ----------     ----------
          Total Noncurrent..............................................   3,537,658      3,454,818
                                                                          ----------     ----------
          Total Liabilities.............................................   3,537,658      3,454,818
                                                                          ----------     ----------
Summary -- Deferred Income Taxes
     Net Current Assets.................................................      23,210         27,571
     Net Deferred Liability.............................................   3,250,343      3,083,426
                                                                          ----------     ----------
          Total.........................................................  $3,227,133     $3,055,855
                                                                          ==========     ==========

NOTE 12. LEASING ACTIVITIES

AS LESSEE

     The Consolidated Balance Sheets include assets and related obligations applicable to capital leases under which PSE&G is a lessee. The total amortization of the leased assets and interest on the lease obligations equals the net minimum lease payments included in rent expense for capital leases. Capital leases of PSE&G relate primarily

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED to its corporate headquarters and other capital equipment. Certain of the leases contain renewal and purchase options as well as escalation clauses. Enterprise and its other subsidiaries are not lessees in any capitalized leases.

     Utility plant includes the following amounts for capital leases at December 31:

                                                                        1996        1995
                                                                       -------     -------
                                                                          (THOUSANDS OF
                                                                            DOLLARS)
        Common Plant.................................................  $58,610     $58,610
        Less: Accumulated Amortization...............................    6,239       5,499
                                                                       -------     -------
        Net Assets under Capital Leases..............................  $52,371     $53,111
                                                                       =======     =======

     Future minimum lease payments for non-cancelable capital and operating leases at December 31, 1996 were:

                                                                          CAPITAL      OPERATING
                                                                           LEASES      LEASES
                                                                          --------     -------
                                                                             (THOUSANDS OF
                                                                                DOLLARS)
    1997................................................................  $ 13,175     $11,190
    1998................................................................    13,176       8,322
    1999................................................................    13,177       7,621
    2000................................................................    12,834       5,217
    2001................................................................    12,810       4,403
    Later Years.........................................................   176,420       9,185
                                                                          --------     -------
    Minimum Lease Payments..............................................   241,592     $45,938
                                                                                       =======
    Less: Amount representing estimated executory costs, together with
      any profit thereon, included in minimum lease payments............   119,606
                                                                          --------
    Net minimum lease payments..........................................   121,986
    Less: Amount representing interest..................................    69,615
                                                                          --------
    Present value of net minimum lease payments(A)......................  $ 52,371
                                                                          ========

---------------
(A) Reflected in the Consolidated Balance Sheets for 1996 and 1995 were Capital Lease Obligations of $52.371 million and $53.111 million which includes Capital Lease Obligations due within one year of $829 thousand and $739 thousand, respectively.

     The following schedule shows the composition of rent expense included in Operating Expenses:

                                                                       FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                                 -------------------------------
                                                                  1996        1995        1994
                                                                 -------     -------     -------
                                                                     (THOUSANDS OF DOLLARS)
    Interest on Capital Lease Obligations......................  $ 6,004     $ 6,084     $ 6,156
    Amortization of Utility Plant under Capital Leases.........      739         659         588
                                                                 -------     -------     -------
    Net minimum lease payments relating to Capital Leases......    6,743       6,743       6,744
    Other Lease payments.......................................   24,801      27,219      28,447
                                                                 -------     -------     -------
              Total Rent Expense...............................  $31,544     $33,962     $35,191
                                                                 =======     =======     =======

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

AS LESSOR

     PSRC's net investments in leveraged and direct financing leases are composed of the following elements:

                                             DECEMBER 31, 1996                      DECEMBER 31, 1995
                                     ----------------------------------     ----------------------------------
                                           (MILLIONS OF DOLLARS)                  (MILLIONS OF DOLLARS)
                                                    DIRECT                                 DIRECT
                                     LEVERAGED     FINANCING                LEVERAGED     FINANCING
                                      LEASES        LEASES       TOTAL       LEASES        LEASES       TOTAL
                                     ---------     ---------     ------     ---------     ---------     ------
    Lease rents receivable.........   $ 1,094        $  35       $1,129      $ 1,031        $  39       $1,070
    Estimated residual value.......       638            8          646          635            8          643
                                       ------         ----       ------       ------         ----       ------
                                        1,732           43        1,775        1,666           47        1,713
    Unearned and deferred income...      (800)         (10)        (810)        (821)         (12)        (833)
                                       ------         ----       ------       ------         ----       ------
              Total investments....       932           33          965          845           35          880
    Deferred taxes.................      (530)         (10)        (540)        (405)         (11)        (416)
                                       ------         ----       ------       ------         ----       ------
              Net investments......   $   402        $  23       $  425      $   440        $  24       $  464
                                       ======         ====       ======       ======         ====       ======

     PSRC's other capital leases are with various regional, state and city authorities for transportation equipment and aggregated $3 million and $6 million as of December 31, 1996 and 1995, respectively.

NOTE 13.   COMMITMENTS AND CONTINGENT LIABILITIES

NUCLEAR PERFORMANCE STANDARD

     The BPU has established its NPS for nuclear generating stations owned by New Jersey electric utilities, including the five nuclear units in which PSE&G has an ownership interest. Under the NPS, an aggregate capacity factor is calculated annually using maximum dependable capability of each of the five nuclear units. This method takes into account actual operating conditions of the units. Failure to attain a satisfactory capacity factor percentage results in penalties.

     While the NPS does not specifically have a gross negligence provision, the BPU has indicated that it would consider allegations of gross negligence brought upon a sufficient factual basis. A finding of gross negligence could result in penalties other than those prescribed under the NPS. The BPU's December 31, 1996 Order provides that the NPS will not apply to PSE&G for the period January 1, 1996 through December 31, 1998 (see Note 3 -- Rate Matters).

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

NUCLEAR INSURANCE COVERAGES AND ASSESSMENTS

     PSE&G's insurance coverages and maximum retrospective assessments for its nuclear operations are as follows:

                                                                                              PSE&G
                                                                                             MAXIMUM
                                                                                           ASSESSMENTS
                                                                               TOTAL          FOR A
                                                                               SITE          SINGLE
                       TYPE AND SOURCE OF COVERAGES                          COVERAGES      INCIDENT
---------------------------------------------------------------------------  ---------     -----------
                                                                               (MILLIONS OF DOLLARS)
Public Liability:
  American Nuclear Insurers................................................  $   200.0           N/A
  Indemnity(A).............................................................    8,720.3       $ 210.2
                                                                              --------        ------
                                                                             $ 8,920.3(B)    $ 210.2
                                                                              ========        ======
Nuclear Worker Liability:
  American Nuclear Insurers(C).............................................  $   200.0       $   8.0
                                                                              ========        ======
Property Damage:
  Primary Coverage
     American Nuclear Insurers (Peach Bottom)..............................  $   500.0           N/A
     Nuclear Mutual Limited (Salem/Hope Creek).............................      500.0       $   9.3
  Excess Coverage
     Nuclear Electric Insurance Ltd. (NEIL II).............................    2,250.0          17.7
                                                                              --------        ------
     Per Site Total........................................................  $ 2,750.0       $  27.0
                                                                              ========        ======
Replacement Power:
  Nuclear Electric Insurance Ltd. (NEIL I).................................  $     3.5(D)    $  11.5
                                                                              ========        ======

---------------
(A) Retrospective premium program under the Price-Anderson liability provisions of the Atomic Energy Act of 1954, as amended (Price-Anderson). Subject to retrospective assessment with respect to loss from an incident at any licensed nuclear reactor in the United States. This retrospective assessment can be adjusted for inflation every five years. The last adjustment was effective as of August 20, 1993.

(B) Limit of liability for each nuclear incident under Price-Anderson.

(C) Industry aggregate limit representing the potential liability from workers claiming exposure to the hazard of nuclear radiation. This policy includes automatic reinstatements up to an aggregate of $200 million, thereby providing total coverage of $400 million. This policy is not subject to retrospective assessments under the Price-Anderson Act.

(D) Represents limit of coverage available to co-owners of Salem and Hope Creek, for each plant. Each co-owner purchases its own policy. PSE&G is currently covered for its percent ownership interest in each plant for this limit.

     Price-Anderson sets the "limit of liability" for claims that could arise from an incident involving any licensed nuclear facility in the nation. The "limit of liability" is based on the number of licensed nuclear reactors and is

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED adjusted at least every five years based on the Consumer Price Index. The current "limit of liability" is $8.9 billion. All utilities owning a nuclear reactor, including PSE&G, have provided for this exposure through a combination of private insurance and mandatory participation in a financial protection pool as established by Price-Anderson. Under Price-Anderson, each party with an ownership interest in a nuclear reactor can be assessed its share of $79.3 million per reactor per incident, payable at $10 million per reactor per incident per year. If the damages exceed the "limit of liability", the President is to submit to Congress a plan for providing additional compensation to the injured parties. Congress could impose further revenue raising measures on the nuclear industry to pay claims. PSE&G's maximum aggregate assessment per incident is $210.2 million (based on PSE&G's ownership interests in Hope Creek, Peach Bottom and Salem) and its maximum aggregate annual assessment per incident is $26.5 million.

     Further, a recent decision by the U.S. Court of Appeals for the Third Circuit, not involving PSE&G, held that the Price Anderson Act did not preclude awards based on state law claims for punitive damage.

     PSE&G is a member of two industry mutual insurance companies; Nuclear Mutual Limited (NML), and Nuclear Electric Insurance Limited (NEIL). NML provides the primary property insurance at Salem and Hope Creek. NEIL provides excess property insurance through its NEIL II policy and replacement power coverage through its NEIL I policy. Both companies may make retrospective premium assessments in case of adverse loss experience. PSE&G's maximum potential liabilities under these assessments are included in the table and notes above. Certain of the policies also provide that the insurer may suspend coverage with respect to all nuclear units on a site without notice if the NRC suspends or revokes the operating license for any unit on a site, issues a shutdown order with respect to such unit or issues a confirmatory order keeping such unit down. While the NRC has issued confirmatory action letters with respect to the Salem shutdown, PSE&G does not expect any action to be taken by any insurer as a result of these NRC letters.

CONSTRUCTION AND FUEL SUPPLIES

     PSE&G has substantial commitments as part of its ongoing construction program which include capital requirements for nuclear fuel. PSE&G's construction program is continuously reviewed and periodically revised as a result of changes in economic conditions, revised load forecasts, scheduled retirement dates of existing facilities, business strategies, site changes, cost escalations under construction contracts, requirements of regulatory authorities and laws, the timing of and amount of electric and gas rate changes and the ability of PSE&G to raise necessary capital. Pursuant to an electric integrated resource plan (IRP), PSE&G periodically reevaluates its forecasts of future customers, load and peak growth, sources of electric generating capacity and demand side management (DSM) to meet such projected growth, including the need to construct new electric generating capacity. The IRP takes into account assumptions concerning future demands of customers, effectiveness of conservation and load management activities, the long-term condition of PSE&G's plants, capacity available from electric utilities and other suppliers and the amounts of co-generation and other non-utility capacity projected to be available.

     PSE&G's construction expenditures are expected to aggregate approximately $2.6 billion during the years 1997 through 2001, which includes $433 million for nuclear fuel and $96 million of AFDC. The estimate of construction requirements is based on expected project completion dates and includes anticipated escalation due to inflation of approximately 3% annually. Therefore, construction delays or higher inflation levels could cause significant increases in these amounts. PSE&G expects to internally generate the funds necessary to satisfy its construction expenditures over this period, assuming adequate and timely recovery of costs, as to which no assurances can be given. In addition, PSE&G does not presently anticipate any difficulties in obtaining sufficient sources of fuel for electric generation or adequate gas supplies during the years 1997 through 2001.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

HAZARDOUS WASTE

     Certain Federal and State laws authorize the U.S. Environmental Protection Agency (EPA) and the New Jersey Department of Environmental Protection (NJDEP), among other agencies, to issue orders and bring enforcement actions to compel responsible parties to investigate and take remedial actions at any site that is determined to present an imminent and substantial danger to the public or the environment because of an actual or threatened release of one or more hazardous substances. Because of the nature of PSE&G's business, including the production of electricity, the distribution of gas and, formerly, the manufacture of gas, various by-products and substances are or were produced or handled which contain constituents classified as hazardous. PSE&G generally provides for the disposal or processing of such substances through licensed independent contractors. However, these statutory provisions impose joint and several responsibility without regard to fault on all responsible parties, including the generators of the hazardous substances, for certain investigative and remediation costs at sites where these substances were disposed of or processed. PSE&G has been notified with respect to a number of such sites and the remediation of these potentially hazardous sites is receiving greater attention from the government agencies involved. Generally, actions directed at funding such site investigations and remediation include all suspected or known responsible parties. Except as discussed below with respect to its Manufactured Gas Plant Remediation Program (Remediation Program), PSE&G does not expect its expenditures for any such site to have a material effect on its financial position, results of operations or net cash flows.

PSE&G MANUFACTURED GAS PLANT REMEDIATION PROGRAM

     In 1988, NJDEP notified PSE&G that it had identified the need for PSE&G, pursuant to a formal arrangement, to systematically investigate and, if necessary, resolve environmental concerns extant at PSE&G's former manufactured gas plant sites. To date, NJDEP and PSE&G have identified 38 former gas plant sites. PSE&G is currently working with NJDEP under a program to assess, investigate and, if necessary, remediate environmental concerns at these sites. The Remediation Program is periodically reviewed and revised by PSE&G based on regulatory requirements, experience with the Remediation Program and available technologies. The cost of the Remediation Program cannot be reasonably estimated, but experience to date indicates that costs of at least $20 million per year could be incurred over a period of more than 30 years and that the overall cost could be material to PSE&G's financial position, results of operations or net cash flows.

     Costs incurred through December 31, 1996 for the Remediation Program amounted to $81.2 million, net of certain insurance proceeds. In addition, at December 31, 1996, PSE&G's estimated liability for remediation costs through 1999 aggregate $86 million.

NOTE 14.   POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     In 1993, Enterprise and PSE&G adopted SFAS 106 which requires that the expected cost of employees' postretirement health care and life insurance benefits be charged to expense during the years in which employees

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED render service. PSE&G elected to amortize, over 20 years, its unfunded obligation of $609.3 million at January 1, 1993. The following table discloses the significant components of the net periodic postretirement benefit obligation:

                                                                                DECEMBER 31,
                                                                        ----------------------------
            NET PERIODIC POSTRETIREMENT BENEFIT OBLIGATION               1996       1995       1994
----------------------------------------------------------------------  ------     ------     ------
                                                                           (MILLIONS OF DOLLARS)
Service cost..........................................................  $ 10.4     $  8.5     $ 11.1
Interest on accumulated postretirement obligation.....................    51.2       48.2       45.4
Amortization of transition obligation.................................    30.5       30.5       30.5
Amortization of Net (Gain)/Loss(A)....................................    (1.0)      (3.8)        --
Deferral of current expense...........................................   (59.0)     (50.7)     (57.8)
                                                                        ------     ------     ------
          Annual net expense..........................................  $ 32.1     $ 32.7     $ 29.2
                                                                        ======     ======     ======

---------------
(A) Reflects change in Plan Assumptions.

     The discount rate used in determining the PSE&G net periodic postretirement benefit cost was 8.0% and 8.5% for 1996 and 1995, respectively.

     A one percentage-point increase in the assumed health care cost trend rate for each year would increase the aggregate of the service and interest cost components of net periodic postretirement health care cost by approximately $5.2 million, or 10.0%, and increase the accumulated postretirement benefit obligation as of December 31, 1996 by $51.4 million, or 8.3%.

     The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation in 1996 were: medical costs for pre-age sixty-five retirees -- 12.5%, medical costs for post-age sixty-five retirees -- 8.5% and dental costs -- 6.5%; such rates are assumed to gradually decline to 5% each in 2011. The medical costs above include a provision for prescription drugs.

     In its most recent base rate case, PSE&G requested full recovery of the costs associated with postretirement benefits other than pensions (OPEB) on an accrual basis, in accordance with SFAS 106. The BPU's base rate order provided that (1) PSE&G's pay-as-you-go basis OPEB costs will continue to be included in cost of service and will be recoverable in base rates on a pay-as-you-go basis;
(2) prudently incurred OPEB costs, that are accounted for on an accrual basis in accordance with SFAS 106, will be recoverable in future rates; (3) PSE&G should account for the differences between its OPEB costs on an accrual basis and the pay-as-you-go basis being recovered in rates as a regulatory asset; and (4) the issue of cash versus accrual accounting will be revisited and in the event that FASB or the SEC requires the use of accrual accounting for OPEB costs for rate-making purposes, the regulatory asset will be recoverable, through rates, over an appropriate amortization period.

     Accordingly, PSE&G is accounting for the differences between its SFAS 106 accrual cost and the cash cost currently recovered through rates as a regulatory asset. OPEB costs charged to expense during 1996 were $32.1 million and accrued OPEB costs deferred were $59.0 million. The amount of the unfunded liability, at December 31, 1996, as shown below, is $734.5 million and funding options are currently being explored. The primary effect of adopting SFAS 106 on Enterprise's and PSE&G's financial reporting was on the presentation of their financial positions with minimal effect on their results of operations.

     In 1993, the FASB's Emerging Issues Task Force (EITF) concluded that deferral of such costs is acceptable, provided regulators allow SFAS 106 costs in rates within approximately five years of the adoption of SFAS 106 for

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED financial reporting purposes, with any cost deferrals recovered in approximately twenty years. In accordance with the BPU's January 8, 1997 Order regarding SFAS 106 cost recovery mechanisms, PSE&G expects full SFAS 106 recovery and believes that it is probable that current and deferred costs as of December 31, 1996 will be recovered from utility customers within such twenty-year time period. As of December 31, 1996, PSE&G had deferred $226.2 million of such costs.

     In accordance with SFAS 106 disclosure requirements, a reconciliation of the funded status of the plan is as follows:

                                                                                  DECEMBER 31,
                                                                               -------------------
                ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION                   1996        1995
-----------------------------------------------------------------------------  -------     -------
                                                                                  (MILLIONS OF
                                                                                    DOLLARS)
Retirees.....................................................................  $(493.0)    $(444.6)
Fully eligible active plan participants......................................    (35.9)      (52.9)
Other active plan participants...............................................   (205.6)     (220.4)
                                                                               -------     -------
          Total..............................................................   (734.5)     (717.9)
Plan assets at fair value....................................................       --          --
                                                                               -------     -------
Accumulated postretirement benefit obligation in excess of plan assets.......   (734.5)     (717.9)
Unrecognized net (gain)/loss from past experience different from that assumed
  and from changes in assumptions............................................     14.9        32.8
Unrecognized prior service cost..............................................     33.9          --
Unrecognized transition obligation...........................................    459.5       517.9
                                                                               -------     -------
Accrued postretirement obligation............................................  $(226.2)    $(167.2)
                                                                               =======     =======

     The discount rate used in determining the accumulated postretirement benefit obligation was 7.50% and 7.25% for 1996 and 1995, respectively.

NOTE 15.   PENSION PLAN

     The discount rates, expected long-term rates of return on assets and average compensation growth rates used in determining the Pension Plan's funded status and net pension cost as of December 31, 1996 and 1995 were as follows:

                                                                                     1996     1995
                                                                                     ----     ----
Funded Status:
  Discount Rate used to Determine Benefit Obligations..............................  7.50%    7.25%
  Average Compensation Growth to Determine Benefit Obligations.....................  4.50%    4.50%
Net Pension Cost:
  Discount Rate....................................................................  8.00%    8.50%
  Expected Long-Term Return on Assets..............................................  8.50%    8.50%
  Average Compensation Growth......................................................  4.50%    4.50%

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

     The following table shows the Pension Plan's funded status:

                                                                               DECEMBER 31,
                                                                        ---------------------------
                                                                           1996            1995
                                                                        -----------     -----------
                                                                          (THOUSANDS OF DOLLARS)
Actuarial present value of benefit obligations:
Accumulated benefit obligations, including vested benefits of
  $1,474,074 in 1996 and $1,403,313 in 1995...........................  $(1,571,807)    $(1,509,841)
Effect of projected future compensation...............................     (459,251)       (321,545)
                                                                        -----------     -----------
Projected benefit obligations.........................................   (2,031,058)     (1,831,386)
Plan assets at fair value, primarily listed equity and debt
  securities..........................................................    1,686,532       1,533,446
                                                                        -----------     -----------
Projected benefit obligations in excess of plan assets................     (344,526)       (297,940)
Unrecognized net gain (loss) from past experience and effects of
  changes in assumptions..............................................      151,440         120,859
Prior service cost not yet recognized in net pension cost.............      130,664         110,213
Unrecognized net obligations being recognized over 16.7 years.........       53,187          61,287
Additional minimum liability for Cash Balance Plan....................         (115)             --
                                                                        -----------     -----------
Accrued pension expense...............................................  $    (9,350)    $    (5,581)
                                                                        ===========     ===========

     The net pension cost for the years ended December 31, 1996, 1995 and 1994, include the following components:

                                                                  1996          1995          1994
                                                                ---------     ---------     --------
                                                                       (THOUSANDS OF DOLLARS)
Service cost -- benefits earned during year...................  $  50,610     $  37,033     $ 42,904
Interest cost on projected benefit obligations................    136,333       124,147      108,394
Return on assets..............................................   (131,728)     (312,190)       5,022
SFAS 88 early retirement(A)...................................      1,800            --           --
Net amortization and deferral.................................     18,639       222,916      (90,752)
                                                                ---------     ---------     --------
          Total...............................................  $  75,654     $  71,906     $ 65,568
                                                                =========     =========     ========

     See Note 1 -- Organization and Summary of Significant Accounting Policies.

(A) Effective May 1, 1996, PSE&G's Pension Plan was amended allowing employees the option to retire early upon attainment of age 55 and completion of 25 or more years of service. Also, between May 1, 1996 and April 30, 1997, early retirement without reduction is available to employees who have attained age 50 and have completed 30 or more years of service. The accounting statement that establishes the standards for this is Statement of Financial Accounting Standard No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" (SFAS 88). SFAS 88 requires that an employer that offers special termination benefits to employees shall recognize a liability when the employees accept the offer and the amount can be reasonably estimated. This results in an immediate expense applicable to the employees who, as of December 31, 1996, have accepted the offer.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

NOTE 16.   FINANCIAL INFORMATION BY BUSINESS SEGMENTS

     Information related to the segments of Enterprise's business is detailed below:

                                                                                NON-UTILITY
                                                                                ACTIVITIES
                                                     ELECTRIC        GAS            (A)           TOTAL
                                                    -----------   ----------   -------------   -----------
                                                                    (THOUSANDS OF DOLLARS)
FOR THE YEAR ENDED DECEMBER 31, 1996
Total Operating Revenues..........................  $ 3,944,362   $1,880,994    $    215,893   $ 6,041,249
                                                    -----------   ----------      ----------   -----------
Depreciation and Amortization.....................      516,968       87,277           3,048       607,293
Operating Income Before Income Taxes..............      977,545      234,215         140,136     1,351,896
Capital Expenditures..............................      463,263      139,520          46,829       649,612
December 31, 1996
Net Utility Plant.................................    9,565,698    1,613,455              --    11,179,153
Other Corporate Assets............................    2,839,894      780,307       2,115,977     5,736,178
                                                    -----------   ----------      ----------   -----------
Total Assets......................................  $12,405,592   $2,393,762    $  2,115,977   $16,915,331
                                                    ===========   ==========      ==========   ===========
FOR THE YEAR ENDED DECEMBER 31, 1995
Total Operating Revenues..........................  $ 4,020,842   $1,686,403    $    186,417   $ 5,893,662
                                                    -----------   ----------      ----------   -----------
Depreciation and Amortization.....................      503,022       88,092           5,852       596,966
Operating Income Before Income Taxes..............    1,140,279      178,718         121,362     1,440,359
Capital Expenditures..............................      545,997      140,153         139,538       825,688
December 31, 1995
Net Utility Plant.................................    9,651,695    1,535,736              --    11,187,431
Other Corporate Assets............................    2,730,245      669,289       2,229,526     5,629,060
                                                    -----------   ----------      ----------   -----------
Total Assets......................................  $12,381,940   $2,205,025    $  2,229,526   $16,816,491
                                                    ===========   ==========      ==========   ===========
FOR THE YEAR ENDED DECEMBER 31, 1994
Total Operating Revenues..........................  $ 3,739,713   $1,778,528    $    177,082   $ 5,695,323
                                                    -----------   ----------      ----------   -----------
Depreciation and Amortization.....................      471,910       79,462           4,089       555,461
Operating Income Before Income Taxes..............    1,083,155      226,196         129,366     1,438,717
Capital Expenditures..............................      734,100      153,183         142,501     1,029,784
December 31, 1994
Net Utility Plant.................................    9,642,177    1,456,068              --    11,098,245
Other Corporate Assets............................    2,586,847      574,306       2,053,336     5,214,489
                                                    -----------   ----------      ----------   -----------
Total Assets......................................  $12,229,024   $2,030,374    $  2,053,336   $16,312,734
                                                    ===========   ==========      ==========   ===========

(A) The Non-utility Activities include amounts applicable to Enterprise, the parent corporation.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

     Information related to Property, Plant and Equipment of PSE&G is detailed below:

                                                                         DECEMBER 31,
                                                          -------------------------------------------
                                                             1996            1995            1994
                                                          -----------     -----------     -----------
                                                                    (THOUSANDS OF DOLLARS)
Utility Plant -- Original Cost
  Electric Plant in Service
     Steam Production...................................  $ 1,843,257     $ 1,791,010     $ 1,810,674
     Nuclear Production.................................    6,000,860       5,992,341       5,931,049
     Transmission.......................................    1,145,760       1,127,031       1,078,928
     Distribution.......................................    3,170,851       3,044,830       2,877,862
     Other..............................................    1,153,305       1,139,891         647,406
                                                          -----------     -----------     -----------
          Total Electric Plant in Service...............   13,314,033      13,095,103      12,345,919
                                                          -----------     -----------     -----------
  Gas Plant in Service
     Transmission.......................................       67,218          65,109          62,213
     Distribution.......................................    2,357,584       2,250,705       2,131,816
     Other..............................................      131,099         126,758         124,204
                                                          -----------     -----------     -----------
          Total Gas Plant in Service....................    2,555,901       2,442,572       2,318,233
                                                          -----------     -----------     -----------
  Common Plant in Service
     Capital Leases.....................................       58,610          58,610          58,610
     General............................................      471,575         458,494         486,521
                                                          -----------     -----------     -----------
          Total Common Plant in Service.................      530,185         517,104         545,131
                                                          -----------     -----------     -----------
               Total....................................  $16,400,119     $16,054,779     $15,209,283
                                                          ===========     ===========     ===========

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

NOTE 17.   JOINTLY OWNED FACILITIES -- UTILITY PLANT

     PSE&G has ownership interests in and is responsible for providing its share of the necessary financing for the following jointly owned facilities. All amounts reflect the share of PSE&G's jointly owned projects and the corresponding direct expenses are included in Consolidated Statements of Income as operating expenses. (See Note 1 -- Organization and Summary of Significant Accounting Policies.)

                                                                  PLANT -- DECEMBER 31, 1996
                                                   --------------------------------------------------------
                                                   OWNERSHIP      PLANT IN      ACCUMULATED     PLANT UNDER
                                                   INTEREST       SERVICE       DEPRECIATION    CONSTRUCTION
                                                   ---------     ----------     -----------     -----------
                                                                    (THOUSANDS OF DOLLARS)
Coal Generating
  Conemaugh......................................   22.50%       $  203,436     $    45,353      $   1,104
  Keystone.......................................   22.84%          123,525          36,789          1,349
Nuclear Generating
  Peach Bottom...................................   42.49%          767,410         337,481         28,822
  Salem..........................................   42.59%        1,052,143         394,752        136,019
  Hope Creek.....................................   95.00%        4,127,669       1,189,222         15,045
  Nuclear Support Facilities.....................   Various         186,685          39,958          2,788
Pumped Storage Generating
  Yards Creek....................................   50.00%           27,628           9,955          3,750
Transmission Facilities..........................   Various         122,264          38,847            818
Merrill Creek Reservoir..........................   13.91%           37,241          13,731             --
Linden Gas Plant.................................   90.00%           15,853          20,495             --

NOTE 18.   SELECTED QUARTERLY DATA (UNAUDITED)

     The information shown below, in the opinion of Enterprise, includes all adjustments, consisting only of normal recurring accruals, necessary to a fair presentation of such amounts. Due to the seasonal nature of the utility business, quarterly amounts vary significantly during the year.

                                                                   CALENDAR QUARTER ENDED
                            -----------------------------------------------------------------------------------------------------
                                   MARCH 31,                 JUNE 30,                SEPTEMBER 30,             DECEMBER 31,
                            -----------------------   -----------------------   -----------------------   -----------------------
                               1996         1995         1996         1995         1996         1995         1996         1995
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                (THOUSANDS WHERE APPLICABLE)
Operating Revenues........  $1,797,245   $1,629,792   $1,335,892   $1,274,410   $1,333,957   $1,432,848   $1,574,155   $1,556,612
Operating Income..........     307,387      326,499      235,029      225,645      263,023      307,337      251,520      235,709
Net Income................     194,104      212,592      134,538      110,667      155,833      186,782      127,121      152,282
Earnings Per Share of
  Common Stock............        0.79         0.87         0.55         0.45         0.64         0.76         0.54         0.63
Average Shares of Common
  Stock Outstanding.......     244,698      244,698      244,698      244,698      243,114      244,698      237,143      244,698

See Note 2 -- Discontinued Operations of Notes.

                       FINANCIAL STATEMENT RESPONSIBILITY

     Management of Enterprise is responsible for the preparation, integrity and objectivity of the consolidated financial statements and related notes of Enterprise. The consolidated financial statements and related notes are prepared in accordance with generally accepted accounting principles. The financial statements reflect estimates based upon the judgment of management where appropriate. Management believes that the consolidated financial statements and related notes present fairly Enterprise's financial position and results of operations. Information in other parts of this Annual Report is also the responsibility of management and is consistent with these consolidated financial statements and related notes.

     The firm of Deloitte & Touche LLP, independent auditors, is engaged to audit Enterprise's consolidated financial statements and related notes and issue a report thereon. Deloitte & Touche's audit is conducted in accordance with generally accepted auditing standards. Management has made available to Deloitte & Touche all the corporation's financial records and related data, as well as the minutes of directors' meetings. Furthermore, management believes that all representations made to Deloitte & Touche during its audit were valid and appropriate.

     Management has established and maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded, and that transactions are executed in accordance with management's authorization and recorded properly for the prevention and detection of fraudulent financial reporting, so as to maintain the integrity and reliability of the financial statements. The system is designed to permit preparation of consolidated financial statements and related notes in accordance with generally accepted accounting principles. The concept of reasonable assurance recognizes that the costs of a system of internal accounting controls should not exceed the related benefits. Management believes the effectiveness of this system is enhanced by an ongoing program of continuous and selective training of employees. In addition, management has communicated to all employees its policies on business conduct, safeguarding assets and internal controls.

     The Internal Auditing Department of PSE&G conducts audits and appraisals of accounting and other operations of Enterprise and its subsidiaries and evaluates the effectiveness of cost and other controls and, where appropriate, recommends to management improvements thereto. Management has considered the internal auditors' and Deloitte & Touche's recommendations concerning the corporation's system of internal accounting controls and has taken actions that, in its opinion, are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of December 31, 1996, the corporation's system of internal accounting controls is adequate to accomplish the objectives discussed herein.

     The Board of Directors of Enterprise carries out its responsibility of financial overview through its Audit Committee, which presently consists of six directors who are not employees of Enterprise or any of its affiliates. The Audit Committee meets periodically with management as well as with representatives of the internal auditors and Deloitte & Touche. The Audit Committee reviews the work of each to ensure that its respective responsibilities are being carried out and discusses related matters. Both the internal auditors and Deloitte & Touche periodically meet alone with the Audit Committee and have free access to the Audit Committee, and its individual members, at all times.

                 E. JAMES FERLAND                              ROBERT C. MURRAY
              Chairman of the Board,                          Vice President and
      President and Chief Executive Officer                Chief Financial Officer
                 PATRICIA A. RADO
          Vice President and Controller
           Principal Accounting Officer

February 14, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Public Service Enterprise Group Incorporated:

     We have audited the consolidated balance sheets of Public Service Enterprise Group Incorporated and its subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Public Service Enterprise Group Incorporated and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 14, 1997

                                   [PSEG MAP]

     Directions for reaching Newark, New Jersey, by bus or train may be obtained by calling New Jersey Transit at 1-800-772-2222 from area codes 201 and 908 in New Jersey, 1-800-582-5946 from area code 609 in New Jersey and 1-201-762-5100 from outside of the State.

     Arrangements have been made to provide free parking at designated locations within close proximity to Newark Symphony Hall as shown on the map above. Please bring your parking ticket with you to the meeting so that it can be validated by Enterprise. Reasonable parking expenses incurred at locations other than those designated will be reimbursed. In addition, shuttle bus service before and after the meeting will be provided between the East Park Street entrance at Enterprise's headquarters and Newark Symphony Hall.

[PSEG LOGO]                              PUBLIC SERVICE ENTERPRISE
                                         GROUP INCORPORATED
E. James Ferland                         80 Park Plaza, Newark, NJ 07101
Chairman of the Board                    MAILING ADDRESS/P.O. Box 1171,
President and Chief                                      Newark, NJ 07101-1171
Executive Officer




                                          February 26, 1997



You are cordially invited to join us at the 1997 Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated. This year's meeting will be held at Newark Symphony Hall, 1020 Broad Street, Newark, New Jersey on April 15, 1997, starting at 2:00 P.M. I hope you will be able to attend. At the meeting, we will elect directors to fill terms that expire and will vote on the approval of Deloitte & Touche LLP as independent auditors.

Again this year, we have included the detailed 1996 Enterprise financial statements, as well as Management's Discussion and Analysis of Financial Condition and Results of Operations in the Proxy Statement, rather than in the Annual Report, which contains condensed financial statements. While we have continued to provide the same information as supplied in past years, we have done so in a way that is more economical and that we believe you will find more useful.

It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form below, and date, sign and return your proxy form in the enclosed, postpaid return envelope as promptly as possible. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendations of your directors. As in past years, we will discuss the business of Enterprise and its subsidiaries during the meeting. I welcome your comments and suggestions, and we will provide time during the meeting for questions from stockholders. I am looking forward to seeing many of you at the meeting.

                                                Sincerely,

                                                /s/ E. James Ferland



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                                                                                                         PLEASE MARK ALL
ACCOUNT NUMBER                                                           SEQUENCE NUMBER                 CHOICES LIKE THIS  [X]
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The Board of Directors recommends a vote FOR the proposals regarding:
(1) ELECTION OF DIRECTORS: Nominees for Class I terms expiring in 2000 are:  Lawrence R. Codey, Ernest H. Drew,
                                                                             Forrest J. Remick

         FOR                                 WITHHOLD
all nominees listed above    [ ]       authority to vote for all    [ ]
(except as marked to the               nominees listed above                --------------------------------------------
contrary to the right)
                                                                             (INSTRUCTIONS: To withhold authority to vote
(2) Appointment of Deloitte &           FOR   AGAINST   ABSTAIN              for any individual nominee, write that
    Touche LLP as Independent                                                nominee's name on the line provided above)
    Auditors for the year 1997          [ ]     [ ]       [ ]

If you wish to include comments, please mark this box                        Stop annual report mailings to this account
and write your comments on the reverse side of this form. [ ]                since duplicate copies now come to this address  [ ]
---------------------------------------------------------------------------------------------------------------------------------
Please date and sign exactly as your name appears hereon.  When signing as an attorney, executor, administrator, trustee, guardian, etc., give your full title as such.  If stock is held jointly, each joint owner should sign.
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SIGNATURE                                       DATE
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SIGNATURE                                       DATE
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
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PROXY FORM  [PSEG LOGO]

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS        THIS PROXY IS SOLICITED ON
APRIL 15, 1997                                    BEHALF OF THE BOARD OF
                                                  DIRECTORS OF ENTERPRISE.

The undersigned hereby appoints E. JAMES FERLAND, RAYMOND V. GILMARTIN AND
JOSH S. WESTON, and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion (subject to any directions indicated on the reverse side of this proxy) at the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated (Enterprise) to be held on April 15, 1997 and at all adjournments thereof, upon all matters which may come before the meeting or any adjournment, including the proposals set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. Said proxies are instructed to vote as set forth on the reverse side hereof with respect to said proposals.

The Board of Directors of Enterprise recommends a vote FOR Items (1) and (2) on the reverse side, and shares represented by this proxy will be so voted unless otherwise indicated on the reverse, in which case they will be voted as marked. Information pertaining to each proposal is included in the Proxy Statement under proposals corresponding to the item numbers set forth on the reverse side.

Please mark your proxy on the reverse side, sign it and date it, and return it promptly in the envelope provided.